UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Herc Holdings Inc.

(Name of Registrant as Specified In Its Charter)

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Herc Holdings Inc.

27500 Riverview Center Blvd.

Bonita Springs, Florida 34134

April 3, 2017

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 9:00 a.m. (local time) on May 18, 2017, at our principal executive office located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet at www.proxyvote.com, instead of by mail. On or about April 3, 2017, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report to stockholders for 2016 and how to vote online. The Notice also contains instructions on how to receive a paper copy of our proxy materials.

Your vote is important. Each share of our common stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the annual meeting. Whether or not you plan to attend the annual meeting, please vote as promptly as possible. You may vote online or by telephone by following the instructions set forth in the Notice and the proxy statement. If you requested a paper copy of our proxy materials, you may also vote by completing, signing, dating and returning the proxy card. If you attend the annual meeting, you may vote in person.

Registration and seating will begin at 8:30 a.m. (local time). In order to be admitted to the annual meeting, a stockholder must present proof of stock ownership as of the close of business on the record date, March 20, 2017, which can be the Notice, the proxy card accompanying our proxy statement if you requested a paper copy of our proxy materials or a brokerage statement reflecting stock ownership as of March 20, 2017. Stockholders will be asked to sign an admittance card and must also present a form of photo identification such as a driver’s license. Cameras and recording devices will not be permitted at the annual meeting.

Sincerely,

Herbert L. Henkel
Non-Executive Chairman and Director

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

OF HERC HOLDINGS INC.

Date and Time:	May 18, 2017 at 9:00 a.m. (local time).

Place:	Our principal executive office, located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.

Proposals:	1.	Election of the nine nominees named in the accompanying proxy statement to serve as directors until the next annual meeting of stockholders;

	2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation;

	3.	Approval, by a non-binding advisory vote, of the frequency of holding a non-binding advisory vote on the named executive officers’ compensation;

	4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017; and

	5.	Transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Company unanimously recommends a vote FOR each of Proposals 1, 2 and 4 and a vote for ONE YEAR for Proposal 3.
Record Date:	Only holders of record of the Company’s common stock at the close of business on March 20, 2017 will be entitled to attend and vote at the meeting.

How to Vote:	You may vote online or by telephone by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”) and the proxy statement. If you requested a paper copy of our proxy materials, you may also vote by completing, signing, dating and returning the proxy card. If you attend the annual meeting, you may vote in person.

Date of Mailing:	This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 3, 2017, and we expect to first send the Notice to stockholders on or about April 3, 2017.

By Order of the Board of Directors,

Maryann Waryjas
Senior Vice President, Chief Legal Officer and Secretary

April 3, 2017

Bonita Springs, Florida

Page
Proxy Statement Summary	1
Important Information About the Annual Meeting and Voting	4
Corporate Governance; Board and Committee Matters	7
Proposal 1: Election of Directors	12
Compensation Discussion and Analysis	19
Compensation Committee Report	31
Executive Compensation	32
Director Compensation	42
Proposal 2: Approval, By a Non-Binding Advisory Vote, of the Named Executive Officers’ Compensation	44
Proposal 3: Approval, by a Non-Binding Sdvisory Vote, of the Frequency of Holding a Non-Binding Advisory Vote on the Named Executive Officers’ Compensation	45
Proposal 4: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2017	46
Auditor Information	47
Audit Committee Report	48
Security Ownership of Certain Beneficial Owners, Directors and Officers	49
Section 16(a) Beneficial Ownership Reporting Compliance	51
Certain Relationships and Related Person Transactions	52
Other Business	54
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting	54
Stockholder Proposals for 2018 Annual Meeting	54
Annual Report for 2016	54

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Unless the context otherwise requires, in this proxy statement (i) the “Company,” “we,” “us” and “our” means Herc Holdings Inc. and its consolidated subsidiaries, (ii) “our Board” or “the Board” means the Board of Directors of the Company and (iii) “our common stock” means the common stock of the Company.

Meeting Information

Date:	May 18, 2017	Location:	27500 Riverview Center Blvd. Bonita Springs, Florida 34134

Time:	9:00 a.m. (local time)

Record Date:	March 20, 2017

How to Vote

Whether or not you plan to attend the annual meeting, please vote as promptly as possible using one of the following methods:

•	Via Internet by following the instructions on www.proxyvote.com;

•	Via telephone by calling 1-800-690-6903 and following the instructions provided by the recorded message; or

•	Via mail by completing, signing and dating the proxy card (if you received printed proxy materials) and returning it to the address listed therein.

Items of Business

Proposal	Board Voting Recommendation	Page Reference
1. Election of Nine Director Nominees to Serve for a One Year Term	FOR each nominee	12
2. Advisory Vote on Executive Compensation	FOR	44
3. Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	FOR ONE YEAR	45
4. Ratification of the Company’s Auditor for 2017	FOR	46

Where You Can Find Additional Information

Our website is located at http://ir.hercrentals.com. Although the information contained on or connected to our website is not part of this proxy statement, you can view additional information on our website, such as the charters of our Board committees, our Corporate Governance Guidelines, our Code of Ethics and reports that we file with the Securities and Exchange Commission. Copies of these documents may also be obtained free of charge by writing Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

Director Nominees

The following table provides summary information about each director nominee:

Name	Age	Director Since	Primary Occupation	Other Public Company Boards	Independent	Board Committee Membership As of April 3, 2017
						A	C	G	F
Herbert L. Henkel (Chairman)	68	2016	Retired Chairman of the Board and Chief Executive Officer of Ingersoll-Rand plc	3	✓		X	CC
Lawrence H. Silber	60	2016	Chief Executive Officer and President of the Company	0
James H. Browning	67	2016	Retired partner at KPMG LLP	2	✓	CC			X
Patrick D. Campbell	64	2016	Retired Senior Vice President and Chief Financial Officer of 3M Company	2	✓	X			CC
Michael A. Kelly	60	2016	Retired Executive Vice President of the Electronics and Energy Business of 3M Company	1	✓		X	X
Courtney Mather	40	2016	Portfolio Manager of Icahn Capital LP	2	✓	X			X
Stephen A. Mongillo	55	2016	Private Investor	1	✓	X			X
Louis J. Pastor	32	2016	Deputy General Counsel of Icahn Enterprises L.P.	2	✓		X	X
Mary Pat Salomone	56	2016	Retired Chief Operating Officer of The Babcock & Wilcox Company	2	✓		CC	X

A – Audit Committee; C – Compensation Committee; G – Nominating and Governance Committee; F – Financing Committee CC – Committee Chair; X – Committee Member

Governance Highlights

Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe promote responsible oversight of management. Highlights include:

•	Independent Chairman

•	8 of 9 director nominees are independent

•	Declassified Board effective as of the 2017 annual meeting

•	Majority voting for directors and director resignation policy in uncontested elections

•	100% Board attendance in 2016 following the Spin-Off

•	Regular executive sessions of independent directors

•	Robust stock retention guidelines for senior executives and non-employee directors

•	Prohibition on directors and Section 16 officers pledging Company stock and prohibition on directors and all employees hedging Company stock

•	The Board generally will not nominate a non-management director for election at an annual meeting if that person has reached age 76

Business Overview

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 270 company-operated locations, principally in North America. With more than 50 years of experience, the Company is a full-line equipment-rental supplier in key markets, including commercial and residential construction, industrial and manufacturing, civil infrastructure, automotive, government and municipalities, energy, remediation, emergency response, facilities, entertainment and agriculture, as well as refineries and petrochemicals. The equipment rental business is supported by ProSolutionsTM (our industry-specific solutions-based services), and our professional grade tools, commercial vehicles, pump, power and climate control product offerings, all of which are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,800 employees. The Company’s 2016 total revenues were approximately $1.6 billion.

On June 30, 2016, the Company, in its previous form as the holding company of both the existing equipment rental operations as well as the former vehicle rental operations (“Hertz Holdings”), completed a spin-off (the “Spin-Off”) of its global vehicle rental business through a dividend to stockholders of all of the issued and outstanding common stock of Hertz Rental Car Holding Company, Inc., which was re-named Hertz Global Holdings, Inc. (“New Hertz”). The Company changed its name to Herc Holdings Inc. on June 30, 2016.

For accounting purposes, due to the relative significance of New Hertz to Hertz Holdings, New Hertz was considered the spinnor or divesting entity in the Spin-Off and the Company was considered the spinnee or divested entity. As a result, despite the legal form of the transaction, New Hertz was the “accounting successor” to Hertz Holdings. Under the accounting rules, the historical financial information of New Hertz is required to reflect the financial information of Hertz Holdings, as if New Hertz had spun off the Company in the Spin-Off. In contrast, the historical financial information of the Company reflects the financial information of the equipment rental business and certain parent legal entities of Herc Rentals Inc. as historically operated as part of Hertz Holdings as if the Company was a stand-alone company for all periods presented.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of Herc Holdings Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on May 18, 2017, beginning at 9:00 a.m. (local time) at our principal executive office located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2017, and we expect to first send the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders on or about April 3, 2017.

Purpose of the Annual Meeting

At the annual meeting, stockholders will act upon the following matters set forth in the Notice:

1.	Election of the nine nominees named in this proxy statement to serve as directors until the next annual meeting of stockholders;

2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation;

3.	Approval, by a non-binding advisory vote, of the frequency of holding a non-binding advisory vote on the named executive officers’ compensation;

4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017; and

5.	Transaction of any other business that may properly be brought before the annual meeting.

The Company’s senior management will be available to answer questions from stockholders. Immediately following the annual meeting, management will present information about the Company’s performance during 2016.

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the annual meeting as March 20, 2017. Only holders of record of the Company’s common stock at the close of business on the record date are entitled to receive the Notice and attend and vote at the annual meeting. On March 20, 2017, 28,315,752 shares of our common stock were outstanding.

Voting Procedures

If you are a stockholder of record, you may vote as follows:

•	Voting by Internet: Follow the instructions on www.proxyvote.com.

•	Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.

•	Voting by Mail: Complete, sign, date and return the proxy card included in the printed proxy materials.

•	Voting in Person: See the procedures for voting in person below.

If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.

Procedures for Attending and Voting at the Annual Meeting

For those stockholders who wish to attend the annual meeting, you will need the following:

•	photo identification; and

•	proof of stock ownership as of the record date.

Please note that no cameras or recording devices are allowed at the annual meeting. Seating for the annual meeting starts at 8:30 a.m. (local time) and the annual meeting will start at 9:00 a.m. (local time).

If you hold your shares beneficially in “street name” through a broker or other nominee and you intend to vote your shares at the meeting, you will need the proxy from your bank or nominee. Please obtain such materials from your broker or nominee.

Voting Options; Quorum

The Board unanimously recommends a vote “FOR” each of Proposals 1, 2 and 4 and a vote for “ONE YEAR” for Proposal 3. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes. For more detailed information, see each respective proposal.

Proposal	Vote Required for Adoption	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of Nine Director Nominees to Serve for a One Year Term	Majority of shares cast	No effect	No effect

2. Advisory Vote on Executive Compensation	Majority of shares present*	Vote “against”	No effect

3. Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	Most shares cast*	No effect	No effect

4. Ratification of the Company’s Auditor for 2017	Majority of shares present	Vote “against”	N/A

*	The effect of the vote on Proposals 2 and 3 is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote on Proposal 2 in making future decisions regarding our named executive officers’ compensation, and the Board and the Compensation Committee will consider the results of the vote on Proposal 3 in determining the frequency of future advisory votes on executive compensation.

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

If you hold your shares beneficially in “street name” through a broker or other nominee, and you would like to instruct your broker or nominee how to vote your shares, you should follow the directions provided by your broker or nominee. Under New York Stock Exchange (“NYSE”) rules, your broker is permitted to vote on Proposal 4 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them in accordance with the Board’s recommendation with respect to the matters set forth in this proxy statement. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting.

Notice of Internet Availability of Proxy Materials

We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2016, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Revocation of Proxies

Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed and returned the proxy card, you may revoke your proxy before it is voted at the annual meeting by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. You may also revoke your proxy by delivering a signed revocation letter to Maryann Waryjas, Senior Vice President, Chief Legal Officer and Secretary of the Company. If you are attending the annual meeting in person, you may revoke your proxy by voting in person at the annual meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you hold your shares beneficially in “street name” through a broker or other nominee and you have previously directed your broker or nominee to vote your shares, you should instruct your broker or nominee to change or revoke your vote if you wish to do so. If you hold your shares beneficially in “street name” through a broker or other nominee and wish to cast your vote in person at the annual meeting, you should obtain a proxy to vote your shares from your broker or nominee.

Solicitation of Proxies

Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and we will pay the solicitation costs on behalf of the Company. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse those record holders for their reasonable expenses on behalf of the Company.

Householding Rules

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing an address by delivering a single set of proxy materials. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

Therefore, only one copy of the Notice and/or this proxy statement may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive a separate Notice and/or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker or other nominee, or the Company or its transfer agent at the address and telephone number below.

A separate copy of the Notice and this proxy statement will be promptly delivered upon request to either the Company’s agent by telephone at 1-800-579-1639 or by email to sendmaterial@proxyvote.com, or to the Company’s Investor Relations Department by telephone at 1-239-301-1024, by email to investor@hercrentals.com, or by written request to Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

Additional Information

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (“2016 Annual Report”) is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, http://ir.hercrentals.com. Copies of the 2016 Annual Report, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Corporate Governance

Our business is managed under the direction of our Board, which was appointed as of June 30, 2016. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe promote responsible oversight of management.

Board Independence

Our Board has determined that Messrs. Browning, Campbell, Henkel, Kelly, Mather, Mongillo and Pastor and Ms. Salomone are “independent” as defined in the federal securities laws and applicable NYSE rules for service on our Board. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines.

In recommending to the Board that each of the independent directors be classified as independent, the Nominating and Governance Committee considered whether there were any facts or circumstances that might impair the independence of each of those directors including, with respect to Messrs. Mather, Mongillo and Pastor, the agreements described in “Certain Relationships and Related Person Transactions — Agreements with Carl C. Icahn.”

Board Meetings and Annual Meeting Attendance

Following June 30, 2016, our newly constituted Board met three (3) times in 2016. Each of our director nominees attended all of the meetings of the Board and committees on which he or she served. Director attendance at annual meetings of stockholders is encouraged.

Board Committees

Our Board has four standing committees – the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Financing Committee. Each committee has a written charter and each charter is available without charge on the “Investor Relations” portion of our website, http://ir.hercrentals.com. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the independence and eligibility standards necessary for service on such committee pursuant to relevant securities laws, NYSE rules, our Corporate Governance Guidelines and the respective charter of each committee. Our Board has designated Messrs. Browning and Campbell as “audit committee financial experts.”

Membership, Meetings and Roles and Responsibilities of the Board Committees

Audit Committee

Members	Roles and Responsibilities
Browning (Chair) Campbell Mather Mongillo

•       Oversees our accounting, financial and external reporting policies and practices as well as the integrity of our financial statements.

•       Monitors the independence, qualifications and performance of our independent registered public accounting firm.

•       Oversees the performance of our internal audit function and operational policies and practices that affect our internal controls.

•       Monitors our compliance with legal and regulatory requirements.

•       Reviews our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management.

•       Prepares our Audit Committee’s report included in our annual proxy statement.

Number of Meetings in 2016 Post-Spin-Off
7

Compensation Committee

Members	Roles and Responsibilities
Salomone (Chair) Henkel Kelly Pastor

•       Evaluates the performance of our CEO as related to all elements of compensation, as well as the performance of our senior executives.

•       Approves the annual incentive compensation targets and payouts and grants to our senior executives under our long-term incentive plans (both subject, in the case of our CEO, if so directed by the Board, to the final approval of a majority of independent directors of our Board).

•       Prepares a report on executive compensation required for inclusion in our annual proxy statement.

Number of Meetings in 2016 Post-Spin-Off
3

Nominating and Governance Committee

Members	Roles and Responsibilities
Henkel (Chair) Kelly Pastor Salomone

•       Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.

•       Reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals.

•       Reviews and evaluates directors for re-nomination and re-appointment to committees.

•       Reviews and assesses the adequacy of our Corporate Governance Guidelines and Directors’ Code of Business Conduct and Ethics.

•       Reviews and recommends to the Board the form and amount of compensation paid to directors.

Number of Meetings in 2016 Post-Spin-Off
2

Financing Committee

Members	Roles and Responsibilities
Campbell (Chair) Browning Mather Mongillo

•       Assists our Board in its oversight of the Company’s financing policies.

•       Reviews and recommends to our Board matters pertaining to the Company’s financial structure, short and long-term financing in both the public and private markets, and related matters.

Number of Meetings in 2016 Post-Spin-Off
2

Risk Oversight

Risk Oversight - Our Board and Committees

Our Board is involved in risk oversight in several ways. Our Board’s involvement in overseeing our business strategy is a key part of its assessment of management’s risk threshold and also helps determine an appropriate level of risk for us. In addition, regularly throughout the year, management presents information to either the Board or its committees on areas and topics related to risks faced by the Company. The Board receives regular reports on the Company’s legal and ethical helpline activity as well as updates on other relevant matters that may impact the Company, operations reviews and treasury-related updates.

Various committees of the Board also have responsibility for risk management. The Audit Committee focuses on financial risk, including internal controls, and annually receives a risk assessment and risk management report from the Company’s Internal Audit Department. The Audit Committee also reviews with management our guidelines and policies and the commitment of internal audit resources as they relate to risk management. The Company’s Vice President of Internal Audit dually reports to our Audit Committee as well as our Chief Financial Officer. In addition to receiving regular reports from Internal Audit, the Audit Committee regularly meets in private session with our Vice President of Internal Audit and, separately, with our external auditors, which provides the opportunity for confidential discussion. The Audit Committee also quarterly receives a report on the status of the Company’s significant legal matters.

Within the Company, risk responsibilities are aligned to functional expertise and shared among the senior executives with overall responsibility for risk management residing with our Chief Executive Officer.

In addition to the foregoing, management performs an annual risk assessment with the Compensation Committee regarding the Company’s overall compensation program.

Risk Considerations in our Compensation Program

In 2016, the Company conducted a review of the risk profile of our compensation policies and practices. Deloitte Consulting LLP (“Deloitte”), compensation advisor to the Company, and Meridian Compensation Partners, LLC (“Meridian”), as independent compensation advisor to the Compensation Committee, with the assistance of management, prepared a risk profile assessment of the Company’s compensation policies and practices. In addition, management, with the assistance of Deloitte and Meridian, reviewed the Company’s compensation plans, policies and practices in 2016 for all employees and presented the findings to the Compensation Committee. Based in part on such report, the Compensation Committee determined that, for all employees, the Company’s enterprise-wide compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not motivate employees to take unnecessary risks, or pose a material risk to the Company, particularly in light of the following factors:

•	our use of different types of compensation programs, such as equity- and cash-based programs, that provide a balance of long- and short-term incentives;

•	our clawback policy, which allows us to seek the recovery of annual incentive awards, long-term incentive awards, equity-based awards and other performance-based compensation awarded to many of our employees, including all of our senior executives, under certain circumstances in the event of a financial restatement;

•	our structuring of our compensation programs to include features such as caps on payments and multi-year vesting programs for long-term incentive awards; and

•	our various policies and procedures designed to monitor risk.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact any of our directors or any group of directors may send written correspondence to: Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed.

Director Nominations

Stockholders may nominate directors for election at an annual meeting. The procedures for director nominations are set forth in our by-laws and are summarized in the section titled “Stockholder Proposals for 2018 Annual Meeting” below. To recommend a person to serve on the Board, a stockholder should write to: Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary. The Nominating and Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors. The Nominating and Governance Committee also takes into consideration any written arrangements for director nominations to which the Company is a party, including the Nomination and Standstill Agreement we entered into with Carl C. Icahn, described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Corporate Governance Guidelines; Code of Ethics

The Board has adopted Corporate Governance Guidelines containing standards for the Nominating and Governance Committee to determine director qualifications. The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the Board, will:

•	review candidates’ qualifications for membership on the Board based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

•	in evaluating current directors for re-nomination to the Board, assess the performance and independence of such directors; and

•	periodically review the composition of the Board in light of the current challenges and needs of the Board and the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence.

The Corporate Governance Guidelines also contain policies regarding director independence, the mandatory retirement age of directors, simultaneous service on other boards and substantial changes relating to a director’s affiliation or position of principal employment. Among other things, the Corporate Governance Guidelines establish responsibilities for meeting preparation and participation, and the evaluation of our financial performance and strategic planning. A copy of our Corporate Governance Guidelines, as well as our Code of Ethics and our Directors’ Code of Business Conduct and Ethics, are available without charge on the “Investor Relations” portion of the Company’s website, http://ir.hercrentals.com. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller in accordance with SEC rules.

Director Stock Ownership Guidelines

Our independent directors are required to meet certain stock ownership guidelines. We believe this further aligns their interests with those of our stockholders. Under these guidelines, the independent directors are expected, over a period of five years from the date they are elected as an independent director or are otherwise determined to be independent, to acquire and hold a number of shares of our common stock equivalent to five times their base annual cash retainer, currently $350,000.

Our Board Leadership

As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair of the Board and Chief Executive Office (“CEO”) in a manner that is in the best interests of our Company, including the flexibility to determine whether these offices should be combined or separate. The Board believes that the decision as to who should serve as Chair and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient leadership structure for our Company is for Lawrence H. Silber to serve as CEO while Herbert L. Henkel serves as our Independent Non-Executive Chair of the Board (“Independent Non-Executive Chair”).

The Board believes that the current leadership structure benefits the Company by delineating roles of management and oversight over management. Our CEO and his management team provide the overall strategy and day-to-day leadership for our Company, and the Board, along with the Independent Non-Executive Chair, provides oversight and evaluates the performance of management. The Independent Non-Executive Chair, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings. The Independent Non-Executive Chair also sets the agenda for, and chairs, the Board’s regularly-scheduled executive sessions in which management (other than Mr. Silber) does not participate. In addition to the regularly-scheduled executive sessions of the Board that are held once per fiscal quarter without the presence of management (other than Mr. Silber), our directors hold regular executive sessions where only our independent directors attend. The Independent Non-Executive Chair (or, in his absence, another independent director selected by the independent directors present at such executive session) presides over the executive sessions to facilitate the discussion. In addition, the Independent Non-Executive Chair, as a member of the Compensation Committee, also significantly assists in evaluating and in setting the compensation of our CEO by conferring with other independent members of the Board regarding our CEO’s performance.

Policy on Diversity

The Corporate Governance Guidelines and the Nominating and Governance Committee charter specify that the Nominating and Governance Committee consider a number of factors, including diversity, when evaluating or conducting searches for directors. The Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.

Implementation and Assessment of Policies Regarding Director Attributes

The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. The Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board’s mission. After conducting the foregoing analysis the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee takes into account the overall diversity of the Board and evaluates the Board in light of, among other things, the attributes discussed in the section titled “Policy on Diversity” above.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

The term of office for each of the Company’s current directors expires at the 2017 annual meeting of stockholders and the term of each of the directors elected at the 2017 annual meeting of stockholders will expire at the 2018 annual meeting of stockholders.

Nominees for Election to the Board

Each of the director nominees listed below currently is a director of the Company and was selected as a director in connection with the Spin-Off. Each of the director nominees listed below was selected by the Board of Hertz Holdings prior to the Spin-Off, in consultation with the then-existing Nominating and Governance Committee. The Board has determined that each director, other than our Chief Executive Officer Lawrence H. Silber, is independent.

Next to the name of each director nominee, a short biography that describes the nominee’s business experience has been provided by each of the directors. Following the description of each director’s business experience, the Company has provided a summary of each director’s qualifications for the Board.

Each elected director is expected to serve for a one-year term expiring at the 2018 annual meeting of stockholders. Each of the nominees listed below is expected to be available for election as a director, but in the event that one or more of the nominees is not available for election due to unforeseen circumstances, the proxy will be voted for the Board’s substitute nominee or nominees.

Director Election Standards

The Company maintains a “majority” voting standard for uncontested elections of directors. For a nominee to be elected to our Board, the nominee must receive more “for” than “against” votes. In accordance with our by-laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for election or re-election and the Board accepts the resignation. In the event of a contested director election, a plurality voting standard will apply.

The Board unanimously recommends a vote FOR the following nominees for election as directors:

Herbert L. Henkel Non-Executive Chairman of the Board Age 68	Director of the Company Since: 2016 Company Committees: Nominating & Governance Committee (Chair) and Compensation Committee

Business Experience	Mr. Henkel is the retired chairman of the board and chief executive officer of Ingersoll-Rand plc, a publicly traded manufacturer of industrial products and components. Mr. Henkel retired as Ingersoll-Rand’s chief executive officer, a position he held since October 1999, in February 2010, and retired as chairman of the board in June 2010. Mr. Henkel served as president and chief operating officer of Ingersoll-Rand from April 1999 to October 1999. Mr. Henkel served in various leadership roles at Textron, Inc., including as its president and chief operating officer from 1998-1999.

Other Public Company Directorships	Mr. Henkel has served on the board of 3M Company, a diversified global technology company, since 2007, The Allstate Corporation, an insurance company, since 2013 and C. R. Bard, Inc., a medical technology manufacturing company, since 2002.

Qualifications	Mr. Henkel has executive management and leadership skills gained as the chief executive officer of Ingersoll-Rand. He has expertise in strategy formation, including experience in repositioning an established corporation. He also has knowledge and extensive experience in manufacturing, sales and marketing, as well as in financial, audit and governance matters. Further, his experience as the chairman of the board of Ingersoll-Rand and as a director of other public companies provides him with a broad understanding of the responsibilities of public company boards and public relations issues applicable to public companies.

Lawrence H. Silber Age 60	Director of the Company Since: 2016 Company Committees: None

Business Experience	Mr. Silber joined Herc Rentals Inc. in May 2015. Prior to that, Mr. Silber most recently served as an executive advisor at Court Square Capital Partners, LLP, a private equity firm primarily investing in the business services, healthcare, general industrial and technology and telecommunications sectors, from April 2014 to May 2015. Mr. Silber led Hayward Industries, one of the world’s largest swimming pool equipment manufacturers, as chief operating officer from 2008 to 2012, overseeing a successful transition through the recession and returning the company to solid profitability. From 1978 to 2008, Mr. Silber worked for Ingersoll-Rand plc, a publicly traded manufacturer of industrial products and components, in a number of roles of increasing responsibility. He led major Ingersoll-Rand business groups, including Utility Equipment, Rental and Remarketing and the Equipment and Services businesses. Earlier in his career, he led sales, marketing and operations functions in Ingersoll-Rand’s Power Tool Division and Construction and Mining Group.

Other Public Company Directorships	Mr. Silber served on the board of directors of SMTC Corporation, a mid-size provider of end-to-end electronics manufacturing services, from 2012 to 2015 (and from May 2013 through January 2014 served as its interim president and CEO).

Qualifications	Mr. Silber has executive management and leadership skills, gained as the chief operating officer of Hayward Industries as well as in his current role as the Company’s Chief Executive Officer. He has expertise in strategy formation, including experience in repositioning an established corporation. He also has knowledge and extensive experience in manufacturing, sales and marketing, and specific industry experience gained in his roles with Ingersoll-Rand. Mr. Silber has extensive knowledge of the Company’s business, including its operations, business development matters and financial performance. Further, his experience as a director of other public companies provides him with a broad understanding of the responsibilities of public company boards and issues applicable to public companies.

James H. Browning Independent Director Age 67	Director of the Company Since: 2016 Company Committees: Audit Committee (Chair) and Financing Committee

Business Experience	Mr. Browning was a partner at KPMG LLP, an audit, tax and advisory services firm, until his retirement in 2009. He served as partner since 1980 and served as southwest area professional practice partner in KPMG’s Houston office. Mr. Browning also served as an SEC reviewing partner and as partner in charge of KPMG’s New Orleans audit practice.

Other Public Company Directorships	Mr. Browning has served as chairman of the board for RigNet, Inc., a global provider of technology solutions serving remote locations, including energy facilities and maritime vessels, since 2012 and as a member of its board since 2010. He has served on the board of Texas Capital Bancshares, a financial services company, since 2009 and as chairman of its audit committee since 2012. Mr. Browning previously served as a director of Endeavour International Corporation, an international oil and gas exploration and production company.

Qualifications	Mr. Browning, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chair of our Audit Committee. His public accounting experience with various industries during his long tenure with KPMG provides him with extensive knowledge and experience in addressing financial and accounting matters. That experience, together with his roles on other boards, including another audit committee, provides him with a broad understanding of the responsibilities of public company boards and audit committees.

Patrick D. Campbell Independent Director Age 64	Director of the Company Since: 2016 Company Committees: Financing Committee (Chair) and Audit Committee

Business Experience	Mr. Campbell is the retired senior vice president and chief financial officer of 3M Company, a diversified global technology company, a position he held from 2002 to 2011. Prior to his tenure with 3M, Mr. Campbell was vice president of international and Europe for General Motors Corporation, where he served in various finance functions during his 25 years with the company.

Other Public Company Directorships	Mr. Campbell has served as a director of Stanley Black & Decker, Inc., a tool manufacturer, since 2008 and a director of SPX FLOW, Inc., a manufacturer of specialty fluid components and solutions, since its spin-off from SPX Corporation in September 2015. Mr. Campbell served as a director of SPX Corporation, a supplier of highly engineered HVAC products, detection and measurement technologies and power equipment, from March 2014 to September 2015 and a director of Solera Holdings Inc., a provider of risk and asset management software and services to the automotive and property marketplace, from October 2014 to March 2016, when it was acquired by a third party.

Qualifications	Mr. Campbell, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chair of our Financing Committee. His knowledge of financial and accounting matters, company capitalization structures and the capital markets gained through his tenure in different industries provides him with insight into a variety of issues applicable to us. In addition, he was also responsible for mergers and acquisitions as well as information technology in his role at 3M, and offers significant expertise in each of those areas. His combination of domestic and international roles in complex global businesses provides him with an understanding of diverse political and regulatory systems.

Michael A. Kelly Independent Director Age 60	Director of the Company Since: 2016 Company Committees: Compensation Committee and Nominating & Governance Committee

Business Experience	Mr. Kelly spent many years as an executive at 3M Company, a diversified global technology company, serving as executive vice president of 3M’s Electronics and Energy Business from October 2012 to January 2016, and executive vice president of the Display and Graphics Business from October 2006 to October 2012. He served in various management positions in the U.S., Singapore, Korea, and Germany since he joined 3M in 1981. In his role as the executive vice president of 3M’s Electronics and Energy Business, Mr. Kelly had global responsibility for all operational and strategic elements of a $6 billion business, including the electronic materials, electrical markets, communications markets, renewable energy, and display materials systems businesses of 3M. Mr. Kelly’s business also encompassed all film manufacturing for 3M.

Other Public Company Directorships	Mr. Kelly has served on the board of Mettler-Toledo International, Inc., a manufacturer of precision weighing and analytical instruments for the industrial, laboratory and retail food sectors, since 2008.

Qualifications	In his role with 3M, Mr. Kelly had global responsibility for the operational and strategic elements of a complex, technical set of global businesses. As a result, he has knowledge and experience with respect to strategic planning, restructuring and general operational matters which provides him with insight into various issues applicable to us. His extensive international experience in a complex global business has helped him develop a unique set of managerial skills and an understanding of differing cultural, political and regulatory systems. He also serves on the board of another public company, which provides him with a broad understanding of the responsibilities of public company boards.

Courtney Mather Independent Director Age 40	Director of the Company Since: 2016 Company Committees: Audit Committee and Financing Committee

Business Experience	Mr. Mather has served as portfolio manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since January 2017 and was previously managing director of Icahn Capital from April 2014 to December 2016. Mr. Mather is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital, Mr. Mather was at Goldman Sachs & Co. from 1998 to 2012, most recently as managing director responsible for private distressed trading and investing, where he focused on identifying and analyzing investment opportunities for both Goldman Sachs and clients.

Other Public Company Directorships	Mr. Mather has served as a director of Conduent Incorporated, a provider of business process outsourcing services, since December 2016 and Freeport-McMoRan Inc., the world’s largest publicly traded copper producer, since October 2015. Mr. Mather was previously a director of Federal-Mogul Holdings Corporation, a supplier of automotive power train and safety components, from May 2015 to January 2017; Viskase Companies Inc., a meat casing company, from June 2015 to March 2016; American Railcar Industries, Inc., a railcar manufacturing company, from July 2014 to March 2016; CVR Refining, LP, an independent downstream energy limited partnership, from May 2014 to March 2016; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2014 to March 2016. Federal-Mogul, Viskase, American Railcar Industries, CVR Refining and CVR Energy are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Conduent and Freeport-McMoRan through the ownership of securities.

Qualifications	Mr. Mather’s significant business and financial experience and leadership roles in various companies provide him with a breadth of experience. His knowledge of financial matters, company capitalization structures and the capital markets gained through his tenure with Goldman Sachs & Co. and Icahn Capital provides him with insight into issues applicable to us. Mr. Mather’s experience on public company boards in a variety of industries provides him with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies. Mr. Mather is a director designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions — Agreements with Carl C. Icahn.”

Stephen A. Mongillo Independent Director Age 55	Director of the Company Since: 2016 Company Committees: Audit Committee and Financing Committee

Business Experience	Mr. Mongillo is a private investor. Mr. Mongillo is also the chairman and principal shareholder of AMPF, Inc., a wholesale distributor of picture frame moldings and supplies. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns, a global investment bank, securities trading and brokerage firm, for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors.

Other Public Company Directorships	Mr. Mongillo has served as a director of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012. CVR Energy is indirectly controlled by Carl C. Icahn.

Qualifications	Mr. Mongillo has extensive financial, investment and operating experience and a strong understanding of the complex business and financial issues encountered by companies in a variety of industries. His knowledge of financial matters, company capitalization structures and the capital markets gained through his tenure with Bear Stearns and Icahn Capital provides him with insight into a variety of issues applicable to us. Mr. Mongillo’s experience on public company boards in different industries provides him with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies. Mr. Mongillo is a director designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Louis J. Pastor Independent Director Age 32	Director of the Company Since: 2016 Company Committees: Compensation Committee and Nominating & Governance Committee

Business Experience	Mr. Pastor has been deputy general counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since December 2015. From 2013 to 2015, Mr. Pastor was assistant general counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Pastor was an associate at Simpson Thacher & Bartlett LLP, where he advised corporate, private equity and investment banking clients on a wide array of corporate finance transactions, business combination transactions and other general corporate matters.

Other Public Company Directorships	Mr. Pastor has served as director of CVR Partners LP, a nitrogen fertilizer company, since April 2016, and CVR Refining, LP, an independent downstream energy limited partnership, since September 2014. Mr. Pastor was previously a director of Federal-Mogul Holdings Corporation, a supplier of automotive power train and safety components, from May 2015 to January 2017. Each of CVR Partners, CVR Refining and Federal-Mogul is indirectly controlled by Carl C. Icahn.

Qualifications	Mr. Pastor has significant experience in corporate finance transactions, business combination transactions and other corporate matters gained through his tenure with Simpson Thacher and Icahn Capital. In addition, Mr. Pastor’s experience on public company boards provides him with a broad understanding of the responsibilities of public company directors with respect to corporate governance and compensation. Mr. Pastor is a director designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Mary Pat Salomone Independent Director Age 56	Director of the Company Since: 2016 Company Committees: Compensation Committee (Chair) and Nominating & Governance Committee

Business Experience	Ms. Salomone is the retired chief operating officer of The Babcock & Wilcox Company (“B&W”), a technology innovator in power generation systems and specialty manufacturer of nuclear components. Ms. Salomone served as chief operating officer of B&W from January 2010 to her retirement in June 2013. During 2008 and 2009, Ms. Salomone served B&W in business development and strategic acquisition roles. From 2001 through December 2007, Ms. Salomone was president and chief executive officer of Marine Mechanical Corporation, which was acquired by B&W in May 2007.

Other Public Company Directorships	Ms. Salomone has served as a director of TransCanada Corporation, a North American energy infrastructure company, since 2013, and Intertape Polymer Group, a Canadian tape and packaging company, since November 2015.

Qualifications	Ms. Salomone has executive management and leadership skills gained as the chief operating officer of B&W, a publicly traded company. Her knowledge of operations and experience with complex government contracts, health, safety and human resources matters and strategic acquisitions provides her with insight into a variety of issues applicable to us. Her experience as a board member of public companies traded on both the New York Stock Exchange and the Toronto Stock Exchange provides her with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies, as well as insight into the Canadian market, where we conduct a significant portion of our business.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overview

On June 30, 2016, the Company, in its previous form as the holding company of both the existing equipment rental operations as well as the former vehicle rental operations (in its form prior to the Spin-Off, “Hertz Holdings”), completed a spin-off (the “Spin-Off”) of its global vehicle rental business through a dividend to stockholders of all of the issued and outstanding common stock of Hertz Rental Car Holding Company, Inc., which was re-named Hertz Global Holdings, Inc. (“New Hertz”). The Company changed its name to Herc Holdings Inc. on June 30, 2016. Following the Spin-Off, the Company continues to operate its global equipment rental business through its operating subsidiaries, including Herc Rentals Inc. (“Herc”).

Prior to the Spin-Off, the Company was part of the consolidated Hertz Holdings enterprise and our executive officers participated in the compensation programs of The Hertz Corporation (“Hertz”) and Hertz Holdings. Compensation decisions prior to the Spin-Off concerning the Company’s Chief Executive Officer and President were made by Hertz Holdings’ management, and were approved by the Compensation Committee of the Board of Directors of Hertz Holdings (the “Hertz Holdings’ Compensation Committee”). Compensation decisions prior to the Spin-Off concerning the Company’s other “named executive officers” were proposed and approved by the Company’s Chief Executive Officer and President and the Company’s Chief Human Resources Officer in consultation with Hertz Holdings’ management. In connection with the Spin-Off and the appointment of new members to the Company’s Board, the Board appointed a new Compensation Committee of the Board (as used in this Compensation Discussion and Analysis, the “Herc Compensation Committee”) to administer the Company’s post-Spin-Off executive compensation program. The focus of this Compensation Discussion and Analysis is on the decisions made by the Herc Compensation Committee as well as the compensation philosophies and policies adopted by the Herc Compensation Committee following the Spin-Off. We expect the Company’s executive compensation program to continue to evolve in support of our on-going business strategy.

Our “named executive officers” (or “NEOs”) consist of our Chief Executive Officer and President, our Chief Financial Officer and our three other most highly compensated executive officers. For 2016, our NEOs were:

•	Lawrence H. Silber, our Chief Executive Officer and President;

•	Barbara L. Brasier, our Chief Financial Officer;

•	Christian J. Cunningham, our Chief Human Resources Officer;

•	James Bruce Dressel, our Chief Operating Officer; and

•	Maryann A. Waryjas, our Chief Legal Officer.

Impact of the Spin-Off on Executive Compensation Program

Certain of the 2016 compensation decisions were made in anticipation of the Spin-Off and to reflect our emergence as a stand-alone global equipment rental business rather than as a division within the consolidated Hertz Holdings enterprise. The following are key compensation decisions that occurred during 2016 that were specifically designed to address the unique circumstances relating to the Spin-Off:

•

Performance Goals Under Annual and Long-Term Incentive Programs Limited to Herc – In anticipation of the Spin-Off, the Hertz Holdings’ Compensation Committee reviewed certain information, estimates and assumptions relating to the performance of the equipment rental division rather than relating to the consolidated Hertz Holdings enterprise (the “Pre-Spin-Off Assumptions”), and approved performance goals for individuals continuing with the Company following the Spin-Off that were limited to the equipment rental division rather than the consolidated Hertz Holdings enterprise. Accordingly, under the annual and long-term incentive programs, performance for purposes of determining payouts and vesting was intended to be determined based solely on our performance, based on the Pre-Spin-Off Assumptions. Following the Spin-Off, the Herc Compensation Committee reviewed updated information not included in the Pre-Spin-Off Assumptions and, in its subjective discretion, approved revised financial targets for the remainder of 2016 which took into account, among other things, stand-alone public company costs and the impact of the Company’s exposure to the oil and gas markets. These financial goals were used as targets for determining achievement against performance goals under the Company’s incentive plans for the 2016 annual cash bonus plan and the 2015 and 2016 outstanding performance share units (“PSUs”).

•	Development of Peer Group — Given the change in business size, structure and focus resulting from the Spin-Off, in August 2016, the Herc Compensation Committee determined that it should establish a new peer group applicable to Herc. The new peer group consisted of 15 equipment rental and leasing companies and distributors. See “Herc Executive Compensation Program – Decision-Making Process – Competitive Market Review” for a list of the new peer group companies.

•	Spin-Off Equity Awards – Following the Spin-Off, the Herc Compensation Committee approved restricted stock units (“RSUs”) and stock options in recognition of the completion of the Spin-Off. The terms and size of the awards were determined, in the Herc Compensation Committee’s subjective discretion, after considering the input of Company’s compensation consultant, market data and the desire to retain and appropriately incentivize employees post Spin-Off.

•	Severance and Change in Control Policy – In August 2016, the Herc Compensation Committee adopted a severance and change in control policy (the “Severance Policy”), which provides for certain severance and change in control benefits. The terms of the Severance Policy were determined after considering the input of the Company’s compensation consultant regarding market practices. The Herc Compensation Committee intends that executive officers of the Company will be subject to the Severance Policy rather than individual employment agreements so that the terms of the executives’ employment are based on sustained good performance rather than contractual terms.

Herc Executive Compensation Program – Decision-Making Process

Compensation Philosophy and the Role of the Herc Compensation Committee

The Herc Compensation Committee reviews and establishes the executive compensation program for our senior executives, including the NEOs. The Herc Compensation Committee is committed to creating incentives for our senior executives that reward them for our performance. The Herc Compensation Committee’s philosophies include an emphasis on the following:

•	The compensation program’s structure should be aligned with the Company’s financial performance: The Herc Compensation Committee believes that creating goals that are aligned with the Company’s financial performance will further focus executives on the long-term interests of our stockholders.

•	The compensation design should be simple, transparent and clearly articulated to participants and our stockholders: The Herc Compensation Committee is committed to designing our annual incentive and long-term equity compensation programs to focus our senior executives’ attention on business goals that will support the long-term success of the Company which would be expected to positively impact our common stock.

•	The compensation program should provide short- and long-term components to drive performance over the long run: Long-term results are important to our stockholders and the Herc Compensation Committee believes that a compensation program that rewards results both annually and on a year-over-year basis provides a framework for superior long-term performance.

•	The compensation program should be competitive and market-based to attract and retain senior executives: The Herc Compensation Committee believes our executive compensation program should provide a combination of incentives that will allow us to hire, retain and reward talented individuals at every position.

•	The compensation program should responsibly balance incentives with prudent risk management: The Herc Compensation Committee believes that responsible use of different types of incentives with appropriate goals and caps will create and foster a culture of growth that is sustainable and appropriate for the Company.

Role of the Compensation Consultant

Prior to the Spin-Off, the Hertz Holdings’ Compensation Committee retained Frederic Cook as its independent compensation consultant. Frederic Cook’s responsibilities included: reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals; advising on industry trends, important legislation and best practices in executive compensation; advising on how to best align pay with performance and with business needs; and assisting the Hertz Holdings’ Compensation Committee with any other matters related to executive compensation arrangements, including executive employment agreements and award arrangements. We believe that the work performed by Frederic Cook during 2016 did not raise any conflicts of interest with respect to the Company.

Following the Spin-Off, the Herc Compensation Committee did not immediately retain its own independent compensation consultant to advise on executive compensation matters. The Company, however, retained Deloitte Consulting, Inc. (“Deloitte”) to provide advice with respect to executive compensation matters. Deloitte’s responsibilities for 2016 included: advising the Company regarding the composition of the post-Spin-Off peer group and providing input regarding post-Spin-Off compensation adjustments, including the Spin-Off equity awards and target adjustments with respect to the Company’s annual and long-term incentive programs. Following the Spin-Off, Deloitte attended meetings of the Herc Compensation Committee upon request of the Chair of the Herc Compensation Committee. In addition, the Company engaged Deloitte and its affiliates to perform an enterprise performance management assessment and valuations with respect to employee stock options. For 2016, fees paid to Deloitte with respect to executive compensation services totaled approximately $204,000, and with respect to non-executive compensation-related services totaled approximately $15,000, while fees for other services totaled approximately $428,000. The Herc Compensation Committee has assessed the independence of Deloitte pursuant to the NYSE rules. Recognizing that Deloitte would not be considered independent as it was performing other services for the Company, the Herc Compensation Committee retained its own compensation consultant.

In October 2016, the Herc Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to serve as its outside compensation consultant. Meridian directly reports to the Herc Compensation Committee. Under the terms of Meridian’s engagement, Meridian is prohibited from performing any services for management outside of services needed in connection with advising the Herc Compensation Committee. The Herc Compensation Committee has assessed Meridian’s independence and concluded that Meridian’s work for the Herc Compensation Committee does not raise any conflict of interest.

Role of the CEO

Our Chief Executive Officer provides input to the Herc Compensation Committee on topics related to business and executive officer performance. As part of this process, our Chief Executive Officer reviews and makes observations regarding performance and provides additional data and detail for the Herc Compensation Committee to consider regarding the overall compensation program and with respect to executive compensation decisions. While our CEO provides a perspective on the Company’s performance as well as the performance of the Company’s other senior executives, the final determinations over compensation reside with the Herc Compensation Committee.

Competitive Market Review

Compensation awarded prior to the Spin-Off to Mr. Silber was subject to a competitive market review process followed by a determination of the Hertz Holdings’ Compensation Committee. In approving the compensation for our other NEOs, Hertz Holdings’ management considered competitive market survey data in evaluating compensation levels. For the purpose of evaluating the compensation of Mr. Silber, as part of the senior executive team of Hertz Holdings, the Hertz Holdings’ Compensation Committee selected a group of companies (the “Survey Group”) in late 2014 in consultation with Frederic Cook. Because the number of Hertz Holdings’ direct industry competitors in the global market was limited, it did not limit the Survey Group to direct competitors, but also included similarly-sized companies with substantial similarities to the Hertz Holdings’ business model.    The following were the companies that comprised the Hertz Holdings’ Survey Group for purpose of evaluating 2016 compensation decisions:

Advance Auto Parts, Inc.	Federal - Mogul Corp.	Office Depot, Inc.

Altria Group, Inc.	Gap Inc.	PetSmart, Inc.

Avis Budget Group, Inc.	General Mills, Inc.	PVH Corp.

Avon Products Inc.	Goodyear Tire & Rubber Company	R.R. Donnelley & Sons Co.

BorgWarner Inc.	Harley-Davidson, Inc.	Ralph Lauren Corp.

CarMax Inc.	Hershey Co.	Ross Stores Inc.

Carnival Corp.	Hormel Foods Corp.	Royal Caribbean Cruises

Coca-Cola Enterprises, Inc.	J.C. Penney Company, Inc.	Ryder System, Inc.

Colgate-Palmolive Co.	J.M. Smucker Co.	Southwest Airlines Co.

ConAgra Foods, Inc	Kellogg Co.	Starbucks Corp.

CST Brands, Inc.	Kimberly-Clark Corporation	Starwood Hotels & Resort Worldwide, Inc.

CSX Corp.	Kohl’s Corp	SUPERVALU Inc.

Dana Holding Corp.	Kraft Foods Group, Inc.	TRW Automotive Holdings Corp.

Darden Restaurants Inc.	Lear Corporation	Visteon Corp.

Dean Foods Co.	Marriott International, Inc.	Waste Management, Inc.

Dick’s Sporting Goods, Inc.	Mattel, Inc.	Whirlpool Corp.

Estee Lauder Companies Inc.	Newell Rubbermaid Inc.	Whole Foods Market, Inc.

Family Dollar Stores, Inc.	Norfolk Southern Corp.

As noted above, one of the key objectives of our executive compensation program is to provide competitive and market-based compensation to attract and retain executive officers. Given the change in business size, structure and focus of the Company as compared to Hertz Holdings following the Spin-Off, the Herc Compensation Committee determined that it should establish a new peer group applicable to Herc. This post-Spin-Off peer group was used to evaluate the Severance Policy, as well as compensation adjustments with respect to our Chief Executive Officer. As part of its engagement with the Company, Deloitte assisted with the development of this post-Spin-Off peer group. Based on this review, our management working with Deloitte developed, and the Herc Compensation Committee approved, the 2016 post-Spin-Off peer group set forth below, which consisted of 15 equipment rental and leasing companies and distributors ranging from $400,000 to $8.5 billion in revenue whose primary market is North America. The median revenue, market capitalization and total assets of this peer group, as reported by Deloitte, was $2.4 billion, $3.1 billion and $3.0 billion, respectively.

Aggreko plc	GATX Corp.	Pool Corp.

Ashtead Group plc	H&E Equipment Services	Ryder System, Inc.

Avis Budget Group, Inc.	McGrath Rentcorp	TAL International Group, Inc.

Beacon Roofing Supply, Inc.	Mobile Mini, Inc.	United Rentals, Inc.

Fastenal Company	Neff Corporation	Watsco Inc.

Following its engagement of Meridian, the Herc Compensation Committee directed Meridian to re-evaluate the post-Spin-Off peer group to determine whether any modifications were warranted. Based on this review, Meridian recommended, and the Herc Compensation Committee approved, the removal of Avis Budget Group, Inc. and Ryder System, Inc. due to size as compared to the Company and the removal of TAL International Group, Inc. as a result of its 2016 merger. In addition, Meridian recommended, and the Herc Compensation Committee approved, the addition of the following companies based on similarities with the Company with respect to size and industry: Applied Industrial Tech Inc.; KAR Auction Services Inc.; NOW Inc.; Ritchie Bros Auctioneers Inc.; and Triton International Ltd. This revised peer group has been used with respect to the Herc Compensation Committee’s evaluation of 2017 compensation decisions.

Response to Advisory Vote on Executive Compensation

In 2016, Hertz Holdings’ stockholders were given an opportunity to cast an advisory vote on the compensation of the Hertz Holdings’ named executive officers, as reported in the Hertz Holdings’ 2016 proxy statement. Approximately 94.9% of the votes cast for that “say on pay” vote at the Hertz Holdings’ 2016 Annual Meeting of Stockholders were voted in favor of the “say on pay” proposal. The Herc Compensation Committee did not make any specific changes to the Company’s executive compensation program in response to the 2016 “say on pay” vote.

Elements of Executive Compensation Program

Principal Elements of the 2016 Executive Compensation Program

Element	Type	How and Why We Pay It
Salary	Fixed Cash	• Paid throughout the year to attract and retain senior executives • Sets the baseline for bonus and certain retirement programs

Annual Cash Bonus	Performance-Based Cash

•       Paid annually in cash to reward performance of the Company and individual

•       Designed to align senior executives’ interests with our stockholders’ interests, reinforces key strategic initiatives and encourages superior individual performance

Long-Term Equity	PSUs RSUs Options

•       Granted annually, with vesting occurring in subsequent years based on satisfying performance conditions for PSUs

•       Designed to align senior executives’ interests with stockholders’ interests and drives key performance goals

Annual Cash Compensation

Salary

For the Company’s senior executives, the Herc Compensation Committee determines salary and any increases after reviewing individual performance, conducting internal compensation comparisons and reviewing competitive compensation information. The Company also takes into account other factors such as an individual’s prior experience, total mix of job responsibilities versus market comparables and internal equity. The Herc Compensation Committee also consults with the CEO regarding salary decisions for senior executives (except as to the CEO’s own compensation) and takes into consideration any contractual obligations we have with such senior executives.

Following the Spin-Off, the Herc Compensation Committee reviewed the total compensation awarded to our NEOs. Based on that review and after considering the input of Deloitte regarding its assessment of competitive levels of salary based on the post-Spin-Off peer group discussed above, in August 2016, the Herc Compensation Committee increased Mr. Silber’s annual base salary to $800,000 and retained the base salary levels for each of our other NEOs. The following table sets forth the 2016 and, for comparative purposes, 2015 salary levels for each of our NEOs:

	2015 Salary	August 2016 Salary
Name	($)	($)
Mr. Silber	650,000	800,000
Ms. Brasier	485,000	485,000
Mr. Cunningham	365,000	365,000
Mr. Dressel	500,000	500,000
Ms. Waryjas	400,000	400,000

2016 Annual Cash Incentive Award Program

The Company’s annual cash incentive award program is designed to motivate and reward executive officers for achieving short-term financial objectives. The program is composed of two inter-related plans: the Senior Executive Bonus Plan (“SEBP”), which is a stockholder-approved plan providing an overall limit on annual incentive payments for participants, and the Executive Incentive Compensation Plan (the “EICP”), which is a Herc Compensation Committee-administered plan for determining incentive awards. The SEBP is intended to provide annual incentive awards that qualify as “performance-based compensation” and, therefore, are tax-deductible without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code (the “Code”), assuming technical regulatory requirements are satisfied. The EICP provides participants, including the NEOs, with annual cash incentive award opportunities for the achievement of pre-established performance goals. The EICP provides target payout opportunities that are expressed as a percentage of a participant’s fiscal year base salary, with actual payouts for 2016 ranging from 0% to 160% of target for various levels of performance. For participants in the SEBP, the Herc Compensation Committee applies negative discretion factors to reduce the maximum annual award under the SEBP (with the SEBP maximum being defined with reference to a percentage of “Gross EBITDA,” as defined in the SEBP).

To determine the EICP awards, the Herc Compensation Committee reviewed the Company’s performance against the established performance criteria, reviewed individual performance and approved the EICP award payments for the NEOs. To arrive at the annual award, the NEO’s target award (the NEO’s salary multiplied by a specified percentage) was multiplied by a Corporate Performance Modifier, which was calculated based on the Company’s Adjusted EBITDA and return on invested capital (“ROIC”) performance during 2016. The Herc Compensation Committee retained discretion to modify the calculated award payout based on individual performance and other subjective factors considered by the Herc Compensation Committee (“Personal Performance Modifier”).

The target award for each NEO for 2016 was a percentage of the NEO’s 2016 base salary. The Hertz Holdings’ Compensation Committee generally considered the experience, responsibilities and historical performance of each particular NEO when determining target awards. For our NEOs, their 2016 target award opportunities, expressed as a percentage of base salary, remained unchanged from the levels established in connection with their employment negotiations.

Each NEO’s 2016 target award as a percentage of base salary as of December 31, 2016 are set forth in the following tables.

Named Executive Officer	Salary as of December 31, 2016 ($)	Target Award as a % of Salary (%)	Target Award ($)
Mr. Silber	800,000	100	800,000
Ms. Brasier	485,000	70	339,500
Mr. Cunningham	365,000	50	182,500
Mr. Dressel	500,000	75	375,000
Ms. Waryjas	400,000	65	260,000

In February 2016, the Hertz Holdings’ Compensation Committee selected Adjusted EBITDA and ROIC, weighted 75% and 25%, respectively, as the metrics to be used for the Corporate Performance Modifier. The performance goals were determined based on Herc’s financial plan at the time. For purposes of the EICP, Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, Spin-Off costs, non-cash stock based compensation charges, loss on extinguishment of debt, impairment charges, gain on the disposal of a business and certain other items. ROIC for purposes of the EICP is calculated as Adjusted EBIT less a 35% provision for tax, divided by average net assets. For purposes of the ROIC calculation, (i) Adjusted EBIT is earnings before interest and taxes plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, Spin-Off costs, non-cash stock-based compensation charges, loss on extinguishment of debt, and impairment charges and (ii) net assets equals assets less cash less intangibles less current liabilities less deferred taxes. In approving the performance targets, the Hertz Holdings’ Compensation Committee approved the exclusion of the impact of costs and revenues associated with new business ventures as well as currency fluctuations if the currency fluctuations impacted financial results by more than 5%.

As discussed above, in August 2016, the Herc Compensation Committee modified the Adjusted EBITDA and ROIC performance goals that were approved by the Hertz Holdings’ Compensation Committee.

The following table shows the Adjusted EBITDA and ROIC performance goals that were used to determine 2016 payouts under the EICP:

2016 Corporate Performance Measure – Adjusted EBITDA (75% Weighting)

	Adjusted EBITDA (in millions)(1)	Payout Percentage(2)	Adjusted EBITDA as % of Target
Threshold(3)	$495.0	50%	90%
Target	$550.0	100%	100%
Maximum(4)	$616.0	160%	112%
Actual Performance	$537.9	89.0%	97.8%

2016 Corporate Performance Measure – ROIC (25% Weighting)

	ROIC (1)	Payout Percentage(2)	ROIC as % of Target
Threshold(3)	4.95%	50%	90%
Target	5.50%	100%	100%
Maximum(4)	6.16%	160%	112%
Actual Performance	5.20%	72.7%	94.5%

(1)	As noted above, in August 2016, the Herc Compensation Committee modified the Adjusted EBITDA and ROIC performance metrics to reflect the post Spin-Off objectives and expectations established by the Herc Compensation Committee.

(2)	For the financial performance criteria, linear interpolation is used to determine the multiplier for results that are between the threshold and target and target and maximum performance levels.

(3)	Any performance results that are below the threshold receive a 0% multiplier.

(4)	Any performance results that equal or exceed the maximum performance level are capped at the 160% multiplier.

The 2016 plan design for the EICP included a payout range for threshold, target and maximum of 50%, 100% and 160%, respectively. Based on 2016 Adjusted EBITDA and ROIC performance, the Herc Compensation Committee approved award payouts for each of the NEOs that were calculated based on the Corporate Performance Modifier and, in the case of Mr. Silber and Ms. Brasier, Personal Performance Modifiers of 90% and 85%, respectively. Each NEO’s 2016 EICP award is reflected as “Non-Equity Incentive Plan Compensation” in the 2016 Summary Compensation Table.

Long-Term Equity Incentives

Long-term equity incentive compensation composes a significant portion of the total compensation paid to our senior executives and in 2016 was awarded under the Hertz Global Holdings, Inc. (renamed Herc Holdings Inc. in connection with the Spin-Off) 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”). Under the 2008 Omnibus Plan, the Herc Compensation Committee has the flexibility to make equity awards based on our common stock, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, RSUs, PSUs and deferred stock units.

Treatment of Outstanding Equity Upon Spin-Off

In order to maintain the value of outstanding equity as a result of the Spin-Off, the number of unvested PSUs and RSUs allocated to each NEO was adjusted to convert the equity awards from awards with respect to common stock of pre-Spin-Off Hertz Holdings into awards with respect to common stock of the Company. The adjustments were made based on the closing price of the common stock of pre-Spin-Off Hertz Holdings on the final day of trading prior to the Spin-Off and the closing price of the Company’s common stock on the first day of trading following the effective date of the Spin-Off.

Summary of 2016 Annual Award Structure

For 2016, the Hertz Holdings’ Compensation Committee reviewed the structure of the long-term equity incentive plan and concluded that the annual equity awards for employees, including those who would remain with the Company following the Spin-Off, would be delivered in the form of 60% PSUs vesting based on three-year Adjusted EBITDA performance and 40% service-based RSUs.    For more information about the 2016 PSU and RSU awards, see “2016 Grants of Plan-Based Awards” table below.

2016 Adjusted EBITDA PSUs

The Hertz Holdings’ Compensation Committee chose Adjusted EBITDA as a performance metric because it is one of the primary metrics used to facilitate the analysis of investment decisions, profitability and performance trends. For purposes of the PSUs, the Hertz Holding’s Compensation Committee approved a multi-year design for earning the PSUs in order to drive Adjusted EBITDA performance over a multi-year period. At the beginning of 2016, the Hertz Holdings’ Compensation Committee set Adjusted EBITDA goals for 2016, 2017 and 2018. Under the terms of the 2016 PSUs, the vesting of the PSUs will depend on three years of cumulative Adjusted EBITDA performance, with the ability to lock-in up to 25% or 50% of the total award based on one-year and two-year cumulative performance, respectively.

As discussed above, in August 2016, the Herc Compensation Committee modified the Adjusted EBITDA performance goals that were approved by the Hertz Holdings’ Compensation Committee to reflect the post Spin-Off objectives and expectations established by the Herc Compensation Committee.

To be eligible to earn the target number of PSUs based on the first tranche of the award, the Company needed to achieve 2016 Adjusted EBITDA performance of $550 million. The Herc Compensation Committee established the performance goals for the remaining two tranches of the 2016 PSUs to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout level was designed to be achievable with strong management performance, while payout at the maximum level was designed to be very difficult to achieve.

The structure determined by Hertz Holdings’ Compensation Committee was preserved, including a “lock-in” feature, which provides that in the first year (2016), a lock-in of up to 25% of target PSUs based on one year of performance, in the second year (2017), a lock-in of up to 50% of target PSUs based on two-year cumulative performance, and in the third year (2018), participants can earn up to the maximum of 150% of the target PSUs based on actual performance against the three-year cumulative Adjusted EBITDA target. Awards are not paid out until the conclusion of the three-year performance period.

For 2016 performance, Adjusted EBITDA was $537.9 million against the 2016 target of $550 million, resulting in participants earning 89.0% of target on 25% of the award or 22.3% (i.e., 89.0% x 25%). These shares will not vest until the third anniversary of the date of grant, subject to the participant’s continued service through the vesting date.

The following table shows the target PSUs granted and the portion of such PSUs earned based on 2016 performance, reported on an adjusted basis to reflect to the Spin-Off:

Named Executive Officer	Target Granted PSUs (#)	2016 Tranche - PSUs Earned (#)
Mr. Silber	20,238	4,513
Ms. Brasier	14,166	3,159
Mr. Cunningham	7,386	1,647
Mr. Dressel	10,119	2,257
Ms. Waryjas	7,589	1,692

RSUs

At the beginning of 2016, our NEOs received service-based RSUs as the remaining 40% of their 2016 equity awards. These service-based RSUs will cliff vest after three years.

2015 Adjusted EBITDA PSUs

In 2015, Hertz Holdings’ Compensation Committee set Adjusted EBITDA goals for 2015, 2016 and 2017. One-third of the award granted in 2015 vests based on achievement of 2015 Adjusted EBITDA goals, 1/3 of such award vests based on achievement of 2016 Adjusted EBITDA goals and the remaining 1/3 of such award vests based on the achievement of 2017 Adjusted EBITDA goals.

Hertz Holdings’ Compensation Committee determined that the PSUs granted in 2015 would vest on an “all-or-nothing” basis based on each year’s Adjusted EBITDA performance hurdle, which was set at 90% of the Adjusted EBITDA goal for 2015. Hertz Holdings’ Compensation Committee believed that using the “all-or-nothing” approach would drive achievement of Adjusted EBITDA performance that was challenging, but achievable.

Consistent with the Herc Compensation Committee’s approach to the 2016 PSUs, the Herc Compensation Committee, in its subjective discretion, modified the Adjusted EBITDA performance goals that were approved by the Hertz Holdings’ Compensation Committee so that the NEOs could earn PSUs based on 2016 Adjusted EBITDA performance of $550 million. The Herc Compensation Committee also modified the design of the prior program from an “all-or-nothing” approach to a more traditional long-term incentive design that allows shares to vest proportionately beginning with 90% attainment of the Adjusted EBITDA goal, with a corresponding threshold payout of 50% of target. Linear interpolation would be used for performance between threshold and target, and payout would be capped at target, to maintain the original maximum payout level for these awards. For 2016 performance, Adjusted EBITDA was $537.9 million against a target of $550 million, resulting in the earning of 89.0% of target, which remains subject to time vesting through 2017. The Herc Compensation Committee established the performance goal for the remaining 2017 tranche of the 2015 PSUs to encourage strong, focused performance. Given the economic and market conditions at the time the target was set, the target payout level was designed to be achievable with strong management performance.

Because actual Adjusted EBITDA for 2015 was below the performance hurdle, the NEOs forfeited one-third of the 2015 PSU awards. The three NEOs who had received PSUs in 2015 earned a portion of their 2015 PSU awards based on 2016 performance as follows, as reported on an adjusted basis to reflect the Spin-Off:

Named Executive Officer(1)	2015 Total PSUs Granted	2015 Tranche Actual PSUs Earned (0% of target)	2016 Tranche Actual PSUs Earned (89.0% of target)	2017 Tranche Actual PSUs Earned
Mr. Silber	8,509	0	2,524	(2)
Mr. Cunningham	2,462	0	730	(2)
Mr. Dressel	4,763	0	1,413	(2)

(1)	Ms. Brasier and Ms. Waryjas did not receive PSUs in 2015 due to their respective hire dates.
(2)	The number of shares earned with respect to the 2017 tranche will be determined following the conclusion of 2017 and will be disclosed in the 2018 Proxy Statement.

Spin-Off Equity Grants

In August 2016, the Herc Compensation Committee approved RSU and stock option grants to each of our NEOs in recognition of the completion of the Spin-Off. The awards were designed to retain and appropriately incentivize employees post-Spin-Off and further align the interests of the NEOs with our stockholders by providing our NEOs with the opportunity for enhanced equity ownership in the Company. The terms and value of the awards were determined after considering the input of Deloitte, which had reviewed and reported on recent market data for Spin-Off awards. Under the terms of the award agreements, the RSUs will cliff vest on the third anniversary of the grant date, while the stock options vest in 25% annual increments and have a seven year term. The following table shows the Spin-Off equity awards granted to each NEO:

	Stock Options	RSUs
Named Executive Officer	#	#
Mr. Silber	70,176	30,130
Ms. Brasier	29,825	12,806
Mr. Cunningham	17,895	7,684
Mr. Dressel	43,860	18,831
Ms. Waryjas	20,176	8,663

Other Compensation Elements

Retirement Programs

In connection with the Spin-Off, we established a new tax-qualified defined benefit pension plan (the “Herc Holdings Retirement Plan”), and the assets and liabilities attributable to Herc Holdings employees and former employees whose last place of employment was with the equipment rental business were transferred from The Hertz Corporation (“Hertz”) Account Balance Defined Benefit Pension Plan (the “Hertz Retirement Plan”), a tax-qualified cash balance pension plan, to the Herc Holdings Retirement Plan. In connection with the Spin-Off, we also established a new defined contribution plan. In addition, we established non-qualified retirement plans similar to those that were in place prior to the Spin-Off. The liabilities (and where applicable, the related assets) of the Hertz non-qualified plans attributable to Herc Holdings’ employees and former employees whose last place of employment was with the equipment rental business were transferred to our non-qualified plans. As of December 31, 2016, Mr. Silber participated in Herc Rentals Supplemental Income Savings Plan, a deferred compensation plan that we adopted in connection with the Spin-Off, and none of our NEOs participated in the Herc Holdings Retirement Plan.

Perquisite Policy

We provide perquisites and other personal benefits to our senior management that the Herc Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. These perquisites consist of a Company-provided vehicle, tax and financial planning with a value of up to $7,500 annually, and executive medical benefits providing for a comprehensive physical examination and related services with value of up to $6,000 annually.

We use leased corporate aircraft for the purpose of encouraging and facilitating business travel by our senior executives (primarily our CEO) and directors, generally for travel in the United States and, less frequently, Canada. In addition, in December 2016, the Herc Compensation Committee authorized our CEO to use our leased corporate aircraft for personal air travel, up to a maximum annual value of $100,000. The Herc Compensation Committee will review aircraft usage and the expenses associated with such usage. During 2016, there was no cost attributed to personal use of aircraft for our CEO. The Herc Compensation Committee periodically reviews our perquisite policies.

Severance and Change in Control Policy

In August 2016, the Herc Compensation Committee approved the Severance Policy that provides senior executives of the Company, including the NEOs, with the following severance and change in control benefits: (i) for an involuntary termination of employment, the CEO will be entitled to severance calculated as two times the CEO’s base salary and target bonus and the other NEOs will be entitled to severance equal to the NEO’s base salary and target bonus, and (ii) upon a change in control and a qualifying termination of employment (a “double trigger” provision), the CEO will be entitled to severance calculated as two-and-one-half times the CEO’s base salary and target bonus and the other NEOs will be entitled to severance calculated as two times the NEO’s base salary and target bonus. Health and welfare benefits will be provided for the number of years equivalent to the multiples indicated, on the same basis as active employees.

In adopting the Severance Policy, it was the intention of the Herc Compensation Committee to provide senior executives with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time considering the terms of arrangements provided by peer companies. The Severance Policy as well as the treatment of equity awards upon a termination of employment or a change in control are described below under “Potential Payments Upon a Termination or a Change in Control.”

Policies and Practices for Recovering Bonuses in the Event of a Restatement

We maintain a clawback policy to promote responsible risk management and to help ensure that the incentives of management are aligned with those of our stockholders. The clawback policy applies to all of our employees who are at the director level and above, including the NEOs, and covers:

•	all annual incentives (including awards under the SEBP);

•	long-term incentives;

•	equity-based awards (including awards granted under the 2008 Omnibus Plan); and

•	other performance-based compensation arrangements.

The policy provides that a repayment obligation is triggered if the Herc Compensation Committee determines that the employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for a restatement of our financial statements within three years of the issuance of such financial statements.

In addition, our equity award agreements include enhanced clawback provisions. Our clawback policy and any related plans or award agreements will be further revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines and Hedging Policy

Stock Ownership Guidelines

The Company has stock ownership guidelines for senior executives and non-employee directors. The guidelines establish the following target ownership levels:

•	Equity equal to five times base salary for our CEO;

•	Equity equal to three times base salary for our CFO and senior vice presidents;

•	Equity equal to one times base salary for our other senior executives (as designated under Section 16 of the Exchange Act); and

•	Equity equal to five times the annual cash retainer for non-employee directors.

Senior executives and non-employee directors have five years to reach the target ownership levels. Senior executives subject to the guidelines are permitted to count toward the target ownership levels shares owned outright, the value of unvested RSUs and the value of unvested PSUs (at target), even if the service requirement has not been met. Non-employee directors subject to the guidelines are permitted to count towards the target ownership levels shares owned outright and the value of phantom shares. Shares owned indirectly by a trust or family members are also permitted to count toward target ownership levels.

Pledging and Hedging Policy

The Company’s policy regarding trading in Company securities prohibits employees and directors from entering into any type of arrangement, contract or transaction that has the effect of hedging the value of our common stock. Under the policy, directors and officers subject to Section 16 of the Exchange Act are also prohibited from pledging the shares they hold in the Company and other employees are strongly discouraged from doing so.

Tax and Accounting Considerations

Section 162(m) of the Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, the Herc Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. When appropriate, the Herc Compensation Committee intends to preserve deductibility under Section 162(m) of the Code of compensation paid to its senior executives. However, changes in tax laws (and interpretations of those laws), as well as other factors beyond the Company’s control, may affect the deductibility of executive compensation. Further, the Herc Compensation Committee may approve compensation that will not meet these requirements in order to attract and retain qualified senior executives and to ensure the total compensation for the Company’s senior executives is consistent with the policies described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

THE COMPENSATION COMMITTEE

Mary Pat Salomone (Chair)
Herbert L. Henkel
Michael A. Kelly
Louis J. Pastor

EXECUTIVE COMPENSATION

2016 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation earned by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”) for fiscal year 2016 and, to the extent required by SEC executive compensation disclosure rules, fiscal years 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Lawrence H. Silber	2016	701,923	—	2,096,564	1,000,008	611,280	40,045	4,449,820
Chief Executive Officer	2015	395,000	100,616	393,307	500,003	—	159,744	1,548,670
Barbara L. Brasier	2016	485,000	—	1,040,071	425,006	245,000	20,725	2,215,802
Chief Financial Officer	2015	65,288	418,000	500,004	—	—	—	983,292
Christian J. Cunningham	2016	365,000	—	650,886	225,004	154,943	10,600	1,406,433
Chief Human Resources Officer	2015	365,000	75,000	155,001	155,007	—	105,547	855,555
	2014	112,308	182,500	205,005	—	—	6,379	506,192
James Bruce Dressel	2016	500,000	—	1,183,087	625,005	318,375	80,736	2,707,203
Chief Operating Officer	2015	259,616	75,000	250,005	250,000	—	47,617	882,238
Maryann A. Waryjas	2016	400,000	—	665,574	287,508	220,740	63,861	1,637,683
Chief Legal Officer

(1)	The amounts reported in this column represent (i) the grant date fair value of RSUs and PSUs granted in the applicable year and (ii) for Messrs. Silber, Cunningham and Dressel, the incremental cost associated with the 2016 modifications of the 2015 PSUs, in each case, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The 2016 amounts include RSUs granted in connection with the Spin-Off, as noted in footnote 5 to the “2016 Grants of Plan Based Awards” table below. The amounts included in 2016 for the PSUs are calculated based on the closing stock price and the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2016 PSUs, the maximum value of these awards at the grant date would be as follows: Mr. Silber—$900,085; Ms. Brasier—$630,033; Mr. Cunningham—$328,492; Mr. Dressel—$450,057; and Ms. Waryjas—$337,536. See Note 10 to the Audited Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Audited Financial Statements”) for a discussion of the relevant assumptions used in calculating these amounts.

(2)	The amounts reported in this column represent the grant date fair value of stock option awards granted in the applicable year, calculated in accordance with FASB ASC Topic 718. The 2016 amounts represent stock options granted in connection with the Spin-Off, as noted in footnote 6 to the “2016 Grants of Plan Based Awards” table below. See Note 10 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

(3)	The amounts reported represent the NEOs’ 2016 EICP awards. Please see the Compensation Discussion and Analysis for further information regarding the 2016 EICP.

(4)	Includes the following for 2016:

Name	Personal Use of Car ($)(a)	Life Insurance Premiums ($)	Company 401(k) Matching Contribution and Deferred Compensation Contributions ($)	Relocation ($)(b)	Tax/Financial Planning ($)	Total Perquisites and Other Compensation ($)
Mr. Silber	14,412	748	17,385	—	7,500	40,045
Ms. Brasier	11,875	1,350	—	—	7,500	20,725
Mr. Cunningham	10,250	350	—	—	—	10,600
Mr. Dressel	9,396	350	—	63,490	7,500	80,736
Ms. Waryjas	2,866	1,078	1,369	58,548	—	63,861

(a)	This amount reflects the cost of depreciation and interest, if applicable, for company-provided cars.

(b)	This amount represents the incremental costs to the Company for relocation assistance. Includes cash payments of $40,000 that each received in lieu of relocation.

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each NEO, possible payouts under all non-equity incentive plan awards granted in 2016, all grants of PSUs, stock options and RSUs in 2016 and the grant date fair value of all such awards. The table below also includes equity awards that were granted prior to the Spin-Off and which were adjusted in accordance with a formula designed to preserve the intrinsic economic value of the original equity awards after taking into account the Spin-Off.

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock	All Other Option	Exercise Price of Option	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	Awards (#)	Awards (#)	Awards ($/Sh.)	of Stock Awards(1) ($)
Lawrence H. Silber
EICP (2)	—	400,000	800,000	1,280,000	—	—	—	—	—	—	—
RSUs(3)	3/3/16	—	—	—	—	—	—	13,492	—	—	400,038
PSUs(4)	3/3/16	—	—	—	2,530	20,238	30,357	—	—	—	600,057
RSUs(5)	8/18/16	—	—	—	—	—	—	30,130	—	—	1,000,015
Stock Options(6)	8/18/16	—	—	—	—	—	—	—	70,176	33.19	1,000,008
Modified 2016 PSUs(7)	8/18/16	—	—	—	2,530	20,238	30,357	—	—	—	—
Modified 2015 PSUs(7)	8/18/16	—	—	—	1,064	8,509	12,764	—	—	—	96,454
Barbara L. Brasier
EICP(2)	—	169,750	339,500	543,200	—	—	—	—	—	—	—
RSUs(3)	4/15/16	—	—	—	—	—	—	9,444	—	—	246,016
PSUs(4)	4/15/16	—	—	—	1,771	14,166	21,249	—	—	—	369,024
RSUs(5)	8/18/16	—	—	—	—	—	—	12,806	—	—	425,031
Stock Options(6)	8/18/16	—	—	—	—	—	—	—	29,825	33.19	425,006
Modified 2016 PSUs(7)	8/18/16	—	—	—	1,771	14,166	21,249	—	—	—	—
Christian J. Cunningham
EICP(2)	—	91,250	182,500	292,000	—	—	—	—	—	—	—
RSUs(3)	3/4/16	—	—	—	—	—	—	4,924	—	—	147,178
PSUs(4)	3/4/16	—	—	—	923	7,386	11,079	—	—	—	220,768
RSUs(5)	8/18/16	—	—	—	—	—	—	7,684	—	—	255,032
Stock Options(6)	8/18/16	—	—	—	—	—	—	—	17,895	33.19	255,004
Modified 2016 PSUs(7)	8/18/16	—	—	—	923	7,386	11,079	—	—	—	—
Modified 2015 PSUs(7)	8/18/16	—	—	—	308	2,462	3,693	—	—	—	27,908
James Bruce Dressel
EICP(2)	—	187,500	375,000	600,000	—	—	—	—	—	—	—
RSUs(3)	3/4/16	—	—	—	—	—	—	6,746	—	—	201,638
PSUs(4)	3/4/16	—	—	—	1,265	10,119	15,179	—	—	—	302,457
RSUs(5)	8/18/16	—	—	—	—	—	—	18,831	—	—	625,001
Stock Options(6)	8/18/16	—	—	—	—	—	—	—	43,860	33.19	625,005
Modified 2016 PSUs(7)	8/18/16	—	—	—	1,265	10,119	15,179	—	—	—	—
Modified 2015 PSUs(7)	8/18/16	—	—	—	595	4,763	7,145	—	—	—	53,991
Maryann A. Waryjas
EICP(2)	—	130,000	260,000	416,000	—	—	—	—	—	—	—
RSUs(3)	3/4/16	—	—	—	—	—	—	5,059	—	—	151,214
PSUs(4)	3/4/16	—	—	—	949	7,589	11,384	—	—	—	226,835
RSUs(5)	8/18/16	—	—	—	—	—	—	8,663	—	—	287,525
Stock Options(6)	8/18/16	—	—	—	—	—	—	—	20,176	33.19	287,508
Modified 2016 PSUs(7)	8/18/16	—	—	—	949	7,589	11,384	—	—	—	—

(1)	The amounts reported represent (i) the grant date fair value associated with the 2016 grants of RSUs, PSUs and stock option awards and (ii) for Messrs. Silber, Cunningham and Dressel, the incremental cost associated with the 2016 modifications of the 2015 PSUs, in each case, as computed in accordance with FASB ASC Topic 718. In the case of the PSUs, the grant date fair value is calculated based on the closing stock price on the date of grant and the probable satisfaction of the performance conditions for such awards as of the date of grant. See Note 10 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

(2)	These amounts represent threshold, target and maximum cash award levels set in 2016 under the EICP. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2016 Summary Compensation Table.

(3)	Represents RSUs granted under the 2008 Omnibus Plan. For actively employed executives, these RSUs vest on March 4, 2019.

(4)	Represents the threshold, target and maximum PSUs granted under the 2008 Omnibus Plan. For actively employed executives, these PSUs are scheduled to vest on March 4, 2019, subject to the achievement of the threshold performance goals relating to Adjusted EBITDA over the three-year performance period ending December 31, 2018. Please see the Compensation Discussion and Analysis for further information regarding this award.

(5)	Represents RSUs granted in connection with the Spin-Off under the 2008 Omnibus Plan. For actively employed executives, these RSUs vest on August 18, 2019.

(6)	Represents stock options granted in connection with the Spin-Off under the 2008 Omnibus Plan. For actively employed executives, these options vest in 25% annual increments.

(7)	As noted in the CD&A, during 2016, the Herc Compensation Committee reviewed updated information not included in the Pre-Spin-Off Assumptions and, in its subjective discretion, modified the performance goals with respect to the 2016 and 2015 PSUs to reflect the post Spin-Off objectives and expectations established by the Herc Compensation Committee. The amounts reported in this row do not represent a new equity grant, but rather represent the number of PSUs impacted by these modifications as well as, with respect to the 2015 PSUs, the incremental fair value calculated under ASC 718 with respect to these modifications. No incremental fair value under ASC 718 resulted from the modifications to the 2016 PSUs.

2016 OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable		Option exercise price	Option expiration	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (1)
Name	(#)	(#)		($)	date	(#)		($)	(#)		($)
Lawrence H. Silber	6,678	20,036	(2)	58.76	6/1/2020	2,524	(4)	101,364	2,837	(4)	113,934
	—	70,176	(3)	33.19	8/18/2023	4,513	(5)	181,242	15,725	(5)	631,516
						13,492	(6)	541,839
						30,130	(7)	1,210,021

Barbara L. Brasier	—	29,825	(3)	33.19	8/18/2023	3,159	(5)	126,865	11,007	(5)	442,041
						7,212	(8)	289,634
						9,444	(6)	379,271
						12,806	(7)	514,289

Christian J. Cunningham	1,651	4,956	(2)	70.14	2/17/2020	730	(4)	29,317	822	(4)	33,012
	—	17,895	(3)	33.19	8/18/2023	1,647	(5)	66,144	5,739	(5)	230,478
						1,022	(9)	41,044
						4,924	(6)	197,748
						7,684	(7)	308,589

James Bruce Dressel	3,838	11,515	(2)	52.49	7/1/2020	1,413	(4)	56,746	1,587	(4)	63,734
	—	43,860	(3)	33.19	8/18/2023	2,257	(5)	90,641	7,862	(5)	315,738
						6,746	(6)	270,919
						18,831	(7)	756,253

Maryann A. Waryjas	—	20,176	(3)	33.19	8/18/2023	1,692	(5)	67,951	5,897	(5)	236,824
						2,164	(10)	86,906
						5,059	(6)	203,169
						8,663	(7)	347,906

(1)	These values are based on the closing market price of the Company’s common stock on December 30, 2016 of $40.16.

(2)	These options were awarded in 2015 and will vest 25% on each anniversary of the date of grant, subject to continued employment.

(3)	Represents stock options granted in connection with the Spin-Off under the 2008 Omnibus Plan. For actively employed executives, these options vest in 25% annual increments.

(4)	The awards reported in the “Number of shares or units of stock that have not vested column” represent the portion of the 2015 PSUs that was earned based on 2016 Adjusted EBITDA performance and which remains subject to service-based vesting requirements though the end of the 2015-2017 performance period, while the awards reported in the “Equity incentive plan awards: number of unearned shares, units or other rights that have not vested column” represent the portion of the 2015 PSU award (reported at target) that may be earned based on performance during 2017.

(5)	The awards reported in the “Number of shares or units of stock that have not vested column” represent the portion of the 2016 PSUs that was earned based on 2016 Adjusted EBITDA performance and which remains subject to service-based vesting requirements through March 4, 2019, while the awards reported in the “Equity incentive plan awards: number of unearned shares, units or other rights that have not vested column” represent the portion of the 2016 PSU award (reported at target) that may be earned based on performance during 2017-2018.

(6)	Represents RSUs granted under the 2008 Omnibus Plan. For actively employed executives, these RSUs vest on March 4, 2019.

(7)	Represents RSUs granted in connection with the Spin-Off under the 2008 Omnibus Plan. For actively employed executives, these RSUs vest on August 18, 2019.

(8)	In connection with the hiring of Ms. Brasier, Ms. Brasier was provided with a one-time grant of 10,818 RSUs (on a post-Spin-Off basis), valued at $500,004 on the date of grant. The RSUs vest 1/3 on each anniversary of grant, including 3,606 RSUs that vested on December 1, 2016, if Ms. Brasier remains an employee on each respective vesting date.

(9)	These RSUs were granted on April 29, 2015. Half of the award (1,021 RSUs on a post-Spin-Off basis) vested on September 8, 2016 and the remaining half (1,022 RSUs) will vest on September 8, 2017 if Mr. Cunningham remains an employee.

(10)	In connection with the hiring of Ms. Waryjas, Ms. Waryjas was provided with a one-time grant of 3,245 RSUs (on a post-Spin-Off basis), valued at $149,984 on the date of grant. The RSUs vest 1/3 on each anniversary of grant, including 1,081 RSUs that vested on December 1, 2016, if Ms. Waryjas remains an employee on each respective vesting date.

2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the details of any stock awards that vested in 2016. During 2016, none of our NEOs exercised any stock options.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting(1) (#)	Value realized on vesting ($)
Lawrence H. Silber	—	—	—	—
Barbara L. Brasier	—	—	3,606	146,908
Christian J. Cunningham	—	—	1,021	36,756
James Bruce Dressel	—	—	—	—
Maryann A. Waryjas	—	—	1,081	44,040

(1)	Represents gross number of shares vested, although the Company nets a portion of these vested shares to cover the executive’s tax withholding due upon the vesting of the RSUs.

2016 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the details of a nonqualified deferred compensation plan in which Mr. Silber participated during 2016.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Lawrence H. Silber	21,731	17,385	37	—	39,153
Barbara L. Brasier	—	—	—	—	—
Christian J. Cunningham	—	—	—	—	—
James Bruce Dressel	—	—	—	—	—
Maryann A. Waryjas	—	—	—	—	—

We offer our employees, including the NEOs, participation in a defined contribution plan. Under the Company’s qualified 401(k) savings plan (the “401(k) Plan”) participants are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of employee contributions (up to 3% of compensation) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation), with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Code on compensation that may be taken into account.

We also maintain a deferred compensation plan, Herc Rentals Supplemental Income Savings Plan (“Supplemental Plan”), that we adopted in connection with the Spin-Off. The Supplemental Plan allows eligible employees, including the NEOs, to defer part of their compensation. The Supplemental Plan is a deferred compensation plan that provides benefits that cannot be provided in the 401(k) Plan due to Code limitations on compensation. For any deferral elections, the Company will match an amount generally equal to (i) 100% of employee contributions (up to 3% of the compensation that cannot be taken into account under the 401(k) Plan) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation that cannot be taken into account under the 401(k) Plan). The match under the Supplemental Plan is in addition to the match under the 401(k) Plan. The total match that any participant may receive under the 401(k) Plan and the Supplemental Plan (other than with respect to transition credits) may not exceed the maximum 4% match. Accounts under the Supplemental Plan may be invested in a variety of mutual funds and are distributed upon a separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Policy

On August 18, 2016, the Herc Compensation Committee approved a severance and change in control policy (the “Severance Policy”) that provides senior executives of the Company, including the NEOs, with the following severance and change in control benefits: (i) for an involuntary termination of employment, the CEO will be entitled to severance calculated as two times the CEO’s base salary and target bonus and the other NEOs will be entitled to severance equal to the NEO’s base salary and target bonus, and (ii) upon a change in control and a qualifying termination of employment (a “double trigger” provision), the CEO will be entitled to severance calculated as two-and-one-half times the CEO’s base salary and target bonus and the other NEOs will be entitled to severance calculated as two times the NEO’s base salary and target bonus. Health and welfare benefits will be provided for the number of years equivalent to the multiples indicated, on the same basis as active employees. The Severance Policy does not contain tax gross-up provisions on any golden parachute excise taxes. These severance payments and benefits under the Severance Policy are in lieu of any severance payments or benefits otherwise due in these circumstances under any previous agreement, offer letter or policy.

Equity Awards

The Company’s equity awards also provide for accelerated vesting upon a termination due to death or disability or upon the consummation of a change in control of the Company, with the PSUs vesting on a pro rated basis at target.

The following tables outline the value of payments and benefits that each NEO would receive under the various termination scenarios described as if (i) the termination occurred on December 31, 2016; (ii) all stock awards were paid out at $40.16, the closing price of the Company’s common stock on December 30, 2016; (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”); and (iv) the Herc Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the participant’s 401(k) Plan amounts are excluded from the tables below. Although the tables below reflect vesting of certain equity upon a change in control, future equity awards will be subject to double trigger provisions.

Lawrence H. Silber

Benefit	Termination for Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)		Change in Control ($)
Severance payment	$—	$3,200,000	$—	$—	$4,000,000		$—
Continued benefits(1)	—	15,978	—	—	19,972		—
Outplacement	—	25,000	—	—	25,000		—
Life Insurance Payment(2)	—	—	—	200,000	—		—
Payment for Outstanding Stock Options(3)	—	—	—	489,127		(4)	489,127
Payment for Outstanding RSUs(3)	—	134,447	—	1,751,860		(4)	1,751,860
Payment for Outstanding PSUs(3)	—	—	—	280,290		(4)	1,028,056

Total	$—	$3,375,425	$—	$2,721,277	$4,044,972		$3,269,043

(1)	Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for two years for a termination by the Company without cause or by the executive due to good reason and 30 months for a qualifying termination of employment following a change in control.

(2)	Life insurance payment only payable upon death.

(3)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event, with PSUs vesting at target upon a change in control.

(4)	Accelerated vesting of equity awards has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control.

Barbara L. Brasier

Benefit	Termination for Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)		Change in Control ($)
Severance payment	$—	$824,500	$—	$—	$1,649,000		$—
Continued Benefits(1)	—	6,674	—	—	13,348		—
Life Insurance Payments(2)	—	—	—	485,000	—		—
Payment for Outstanding Stock Options(3)	—	—	—	207,880		(4)	207,880
Payment for Outstanding RSUs(3)	—	57,143	—	905,463		(4)	1,183,194
Payment for Outstanding PSUs(3)		—	—	142,227		(4)	568,906

Total	$—	$888,317	$—	$1,740,570	$1,662,348		$1,959,980

(1)	Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause or by the executive due to good reason and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment only payable upon death.

(3)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event, with PSUs vesting at prorated target upon a change in control.

(4)	Accelerated vesting of equity awards has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control.

Christian J. Cunningham

Benefit	Termination for Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)		Change in Control ($)
Severance payment	$—	$547,500	$—	$—	$1,095,000		$—
Continued benefits(2)	—	8,925	—	—	17,850		—
Life Insurance Payment(2)	—	—	—	200,000	—		—
Payment for Outstanding Stock Options(3)	—	—	—	124,728		(4)	124,728
Payment for Outstanding RSUs(3)	—	34,287	—	519,156		(4)	547,381
Payment for Outstanding PSUs(3)	—	—	—	96,495		(4)	358,951

Total	$—	$590,712	$—	$940,379	$1,112,850		$1,031,060

(1)	Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause or by the executive due to good reason and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment only payable upon death.

(3)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event, with PSUs vesting at prorated target upon a change in control.

(4)	Accelerated vesting of equity awards has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control.

James Bruce Dressel

Benefit	Termination for Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)		Change in Control ($)
Severance payment	$—	$875,000	$—	$—	$1,750,000		$—
Continued benefits(1)	—	7,989	—	—	15,978		—
Life Insurance Payment(2)	—	—	—	200,000	—		—
Payment for Outstanding Stock Options(3)	—	—	—	305,704		(4)	305,704
Payment for Outstanding RSUs(3)	—	84,028	—	1,027,172		(4)	1,027,172
Payment for Outstanding PSUs(3)	—	—	—	144,724		(4)	526,859

Total	$—	$967,017	$—	$1,677,600	$1,765,978		$1,859,735

(1)	Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause or by the executive due to good reason and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment only payable upon death.

(3)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event, with PSUs vesting at prorated target upon a change in control.

(4)	Accelerated vesting of equity awards has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control.

Maryann A. Waryjas

Benefit	Termination for Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)		Change in Control ($)
Severance payment	$—	$660,000	$—	$—	$1,320,000		$—
Continued benefits(1)	—	6,372	—	—	12,744		—
Life Insurance Payment(2)	—	—	—	200,000	—		—
Payment for Outstanding Stock Options(3)	—	—	—	140,627		(4)	140,627
Payment for Outstanding RSUs(3)	—	—	—	554,646		(4)	637,981
Payment for Outstanding PSUs(3)	—	38,656	89,449	76,194		(4)	304,775

Total	$—	$705,028	$89,449	$971,467	$1,332,744		$1,083,383

(1)	Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause or by the executive due to good reason and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment only payable upon death.

(3)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event, with PSUs vesting at prorated target upon a change in control.

(4)	Accelerated vesting of equity awards has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control.

DIRECTOR COMPENSATION

The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of the Company’s stockholders. The Board has approved the Herc Holdings Inc. Directors Compensation Policy, pursuant to which our non-employee directors are entitled to the following compensation:

Board/Committee	Non-Employee Director Compensation
Board	• Annual Cash Retainer: • Annual RSU Grant:			$ $	70,000 100,000
Audit	• Annual Chair Fee:	$20,000	• Annual Member Fee:		$10,000
Compensation	• Annual Chair Fee:	$15,000	• Annual Member Fee:		$7,500
Nominating and Governance	• Annual Chair Fee:	$10,000	• Annual Member Fee:		$5,000
Financing	• Annual Chair Fee:	$10,000	• Annual Member Fee:		$5,000

•	The Chairman of the Board is entitled to receive an additional annual fee of $130,000, payable in the form of shares of our common stock.

•	The RSUs are granted to directors after the Company’s annual stockholder meeting and have a fair market value equivalent to the dollar amount noted above on the date of grant. Provided the director is still serving on our Board, these RSUs vest on the business day immediately preceding the Company’s next annual meeting of stockholders. These RSUs also vest in full upon such director’s death or disability or a change in control of the Company.

•	We reimburse directors for reasonable and necessary expenses they incur in performing their duties as directors.

•	Directors may elect to receive Company stock in lieu of cash. Also, directors may elect to defer their equity and cash compensation into phantom stock units that vest after the director leaves the Board (or earlier in the event of a change in control); provided that if a director’s equity compensation is deferred, the vesting period otherwise applicable to the RSUs is not changed.

Our Nominating and Governance Committee is responsible for reviewing and determining the form and amount of our non-employee director compensation from time to time, which is then recommended to our Board for approval.

2016 Non-Employee Director Compensation Table

For the year ended December 31, 2016, our non-employee directors who served in this capacity on December 31, 2016 received the following compensation:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Herbert L. Henkel(3)	43,750	172,522	100,001	316,273
James H. Browning	47,501	75,009	—	122,510
Patrick D. Campbell	45,002	75,009	—	120,011
Michael A. Kelly	41,251	75,009	—	116,260
Courtney Mather	42,500	75,009	—	117,509
Stephen A. Mongillo	42,502	75,009	—	117,511
Louis J. Pastor	41,251	75,009	—	116,260
Mary Pat Salomone	45,001	75,009	—	120,010

(1)	Cash compensation has been pro rated to reflect the period of service during 2016. Messrs. Henkel and Mather elected to defer their cash compensation into phantom stock units pursuant to the Directors Compensation Policy, as described above.

(2)	In 2016, Board members were granted a pro rata award of RSUs that will vest on the day immediately preceding the 2017 annual meeting of stockholders. Messrs. Henkel and Browning and Ms. Salomone elected to defer their equity compensation into phantom stock units pursuant to the Directors Compensation Policy described above. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. See Note 10 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2016, each non-employee director had the following number of RSUs and phantom stock units outstanding with respect to the Company’s equity: Mr. Henkel, 8,943 phantom stock units; Mr. Browning, 2,260 phantom stock units; Mr. Campbell, 2,260 RSUs; Mr. Kelly, 2,260 RSUs; Mr. Mather, 2,260 RSUs and 711 phantom stock units; Mr. Mongillo, 2,260 RSUs; Mr. Pastor, 2,260 RSUs; and Ms. Salomone, 2,260 phantom stock units.

(3)	Mr. Henkel was entitled to receive a one-time payment of $100,000, payable in cash or equity at the Company’s election, for his consulting services prior to the Spin-Off. Mr. Henkel elected to defer his consulting fee into phantom stock units pursuant to the Directors Compensation Policy described above.

PROPOSAL 2: APPROVAL, BY A NON-BINDING ADVISORY VOTE,

OF THE NAMED EXECUTIVE OFFICERS’ COMPENSATION

We are offering you a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis and the related narrative and tabular disclosures, as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This is not a vote on the Company’s general compensation policies or the compensation of the Board. This non-binding advisory vote, also known as the “Say on Pay” vote, is currently held on an annual basis.

As detailed in the Compensation Discussion and Analysis, we have designed our compensation programs, among other things, to: (i) properly incentivize our NEOs to accomplish our short- and long-term objectives, (ii) be in line with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our NEOs for not only their individual performance, but the performance of the Company overall and (iv) hire and retain our NEOs. In addition, as further detailed in the Compensation Discussion and Analysis, we review and, when appropriate, revise our pay practices to be in line with market practices and compensation norms.

Accordingly, you may cast an advisory vote on the following resolution at the 2017 annual meeting:

“RESOLVED, that the compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED.”

Effect of Proposal

The effect of the Say on Pay vote is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote in making future decisions regarding our NEOs’ compensation. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined under the section “Stockholder Communications with the Board” set forth in this proxy statement.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board unanimously recommends a vote FOR approval, by a non-binding advisory vote, of the named executive officers’ compensation.

PROPOSAL 3: APPROVAL, BY A NON-BINDING ADVISORY VOTE, OF THE FREQUENCY OF

HOLDING A NON-BINDING ADVISORY VOTE ON THE NAMED EXECUTIVE OFFICERS’

COMPENSATION

We are offering you a non-binding, advisory vote, as required by Section 14A of the Exchange Act, to determine whether the Say on Pay vote (Proposal 2 of this proxy statement) should occur every year, every two years or every three years. This non-binding advisory vote is also known as the “Say When on Pay” vote.

The Board believes that for the Company the most beneficial and appropriate frequency of a non-binding advisory vote on the NEOs’ compensation is every year. The Board believes the option of holding a non-binding advisory vote on the NEOs’ compensation annually aligns with the interests of our stockholders, provides more consistent and direct communication between our stockholders and the Compensation Committee.

Accordingly, you may cast an advisory vote on the following resolution at the 2017 annual meeting:

“RESOLVED, that the option with the most votes cast shall be the desired frequency of stockholders of the Company: (i) holding a non-binding advisory vote on the named executive officers’ compensation once every year; (ii) holding a non-binding advisory vote on the named executive officers’ compensation once every two years; or (iii) holding a non-binding advisory vote on the named executive officers’ compensation once every three years.”

Effect of Proposal

The effect of the Say When on Pay vote is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote in determining the frequency of the Say on Pay vote. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding the Say When on Pay proposal, the Board can be contacted using the procedures outlined in “Stockholder Communications with the Board” set forth in this proxy statement.

Required Vote to Approve the Proposal

The frequency with the most votes cast shall be the desired frequency of stockholders of the Company. Abstentions and broker non-votes will have no effect in determining the outcome of this proposal.

The Board unanimously recommends a vote for approval, by a non-binding advisory vote, of the option of holding a non-binding advisory vote on the named executive officers’ compensation every “ONE YEAR.”

PROPOSAL 4: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017. Our Audit Committee believes that PricewaterhouseCoopers LLP is well-qualified.

We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice. The Audit Committee will consider, but is not obligated to abide by, the outcome of this vote in determining whether to engage PricewaterhouseCoopers LLP in 2018 or another independent registered public accounting firm without submitting the matter to our stockholders. Further, the Audit Committee may select a different independent registered public accounting firm at any time if, in the Audit Committee’s sole discretion, the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. We do not expect there will be any broker non-votes with respect to this proposal.

The Board and the Audit Committee unanimously recommend

a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.

AUDITOR INFORMATION

Independent Registered Public Accounting Firm Fees

The 2015 amounts in the table below reflect actual amounts paid to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for services relating to the audit of the Company’s 2015 financial statements. The 2016 amounts do not reflect the total expenses incurred by the Company for 2016 audit fees, as the Company expects additional fees for work performed in connection with the 2016 audit, which could be significant.

(in millions)	2016	2015
Audit fees(1)	$4,500,000	$1,627,000
Audit-related fees	—	—
Tax fees(2)	85,000	—
All Other Fees	—	—
Total	$4,585,000	$1,627,000

(1)	In 2015, audit fees were for services rendered in connection with the audit of the financial statements included in the Company’s information statement relating to the Spin-Off. In 2016, audit fees were for services rendered in connection with the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of our internal controls over financial reporting, and providing comfort letters in connection with our financing transactions. The table above does not reflect fees paid for services performed for Hertz Holdings prior to the Spin-Off (other than for the audit of the Company’s standalone financial statements included in the information statement and providing comfort letters in connection with our financing transactions entered into in connection with the Spin-Off).

(2)	Fees related to our tax compliance.

Audit Committee Pre-Approval Policy

Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee (up to a limit of $100,000 during the pre-approval policy period), who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit services were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2016 (the “Audited Financial Statements”).

The Audit Committee has discussed with PwC the matters required to be discussed by the Statement on Auditing Standard No. 1301, as in effect on the date of this proxy statement.

The Audit Committee has reviewed and discussed with management, PwC and the internal auditor, the effectiveness of the Company’s internal control over financial reporting, management’s assessment thereof, and PwC’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has: (i) considered whether non-audit services provided by PwC are compatible with its independence; (ii) received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence; and (iii) discussed with PwC its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

THE AUDIT COMMITTEE

James H. Browning, Chair
Patrick D. Campbell
Courtney Mather
Stephen A. Mongillo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND OFFICERS

The following table sets forth information as of March 20, 2017, unless another date is specified below, with respect to the ownership of our common stock by:

•	each person known by the Company to own beneficially more than 5% of our common stock;

•	each of the directors and director nominees of the Company;

•	each of the NEOs; and

•	all of the Company’s executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which is the power to vote or direct the voting of such security, or investment power, which is the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 20, 2017, there were 28,315,752 shares of our common stock outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of the Company, sole voting and investment power with respect to the indicated shares of common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent %
Carl C. Icahn(1)	4,312,860	15.2%
GAMCO Investors, Inc.(2)	4,130,100	14.6%
The Vanguard Group(3)	1,842,972	6.5%
Named Executive Officers(4)
Lawrence H. Silber	6,678	*
Barbara L. Brasier	2,619	*
Christian J. Cunningham	4,191	*
James Bruce Dressel	3,838	*
Maryann A. Waryjas	785	*
Directors (excluding Mr. Silber)(5)
Herbert L. Henkel	—	—
James H. Browning	1,500	*
Patrick D. Campbell	2,260	*
Michael A. Kelly	2,260	*
Courtney Mather	2,260	*
Stephen A. Mongillo	2,260	*
Louis J. Pastor	2,260	*
Mary Pat Salomone(6)	132	*
All directors and executive officers as a group (14 persons)	32,847	*

*	Less than 1%

(1)

Based on Amendment No. 8 to Schedule 13D filed on July 8, 2016 by Carl C. Icahn, which disclosed that Carl C. Icahn and various entities associated with Carl C. Icahn beneficially owned 4,312,860 shares of common stock as of July 8, 2016, as follows: (i) High River Limited Partnership had sole voting and dispositive power over 862,571 shares of common stock; (ii) Icahn Partners Master Fund LP had sole voting and dispositive power over 1,410,432 shares of common stock; and (iii) Icahn Partners LP had sole voting and dispositive power over 2,039,857 shares of common stock. Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the reporting persons because he is the sole stockholder of (i) Barberry Corp., which is the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership and (ii) Beckton Corp., which is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises Holdings L.P., which is the sole member of IPH GP LLC, which is the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP and Icahn Onshore LP. Icahn Offshore LP is the general partner of Icahn Partners Master Fund LP and Icahn Onshore LP is the general partner of Icahn Partners LP. Each of the foregoing persons, other than the reporting persons, disclaims beneficial ownership of such shares of common stock. The principal business address of (i) Mr. Icahn is c/o Icahn Associates Holding LLC, is 767 Fifth Avenue, 47th Floor, New York, NY 1015, and (ii) each of the entities noted above is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601.

(2)	Based on Amendment No. 8 to Schedule 13D filed on January 9, 2017 by GAMCO Investors, Inc., which disclosed that Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer beneficially owned 4,130,100 shares of common stock as of January 6, 2017, as follows: (i) GAMCO Asset Management Inc. beneficially owned 3,058,149 shares of common stock; (ii) Gabelli Funds, LLC beneficially owned 1,022,201 shares of common stock; (iii) Gabelli & Company Investment Advisers, Inc. beneficially owned 5,757 shares of common stock; (iv) MJG-IV Limited Partnership beneficially owned 23,786 shares of common stock; (v) GAMCO Investors, Inc. beneficially owned 408 shares of common stock; (vi) Gabelli Foundation, Inc. beneficially owned 5,500 shares of common stock; (vii) GGCP, Inc. beneficially owned 799 shares of common stock; (xiii) MJG Associates, Inc. beneficially owned 1,000 shares of common stock and (ix) Teton Advisors, Inc. beneficially owned 12,500 shares of common stock. Each of the reporting persons disclosed the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 214,833 of the reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares held by certain funds it advises so long as the aggregate voting interest of all reporting persons does not exceed 25% of their total voting interest in the Company, (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, Associated Capital Group, Inc., GAMCO Investors, Inc. and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other reporting persons. The principal business address of (i) GAMCO Asset Management Inc., Gabelli Funds, LLC, Gabelli & Company Investment Advisers, Inc., GAMCO Investors, Inc. and Teton Advisors, Inc. is One Corporate Center, Rye, NY 10580 (ii) Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, NV 89501 and (iii) GGCP, Inc. and MJG Associates, Inc. is 140 Greenwich Avenue, Greenwich, CT 06830.

(3)	Based on Amendment No. 3 to Schedule 13G filed on February 13, 2017 by The Vanguard Group, which disclosed that The Vanguard Group beneficially owned 1,842,972 shares of common stock as of December 31, 2016, and had (i) sole voting power over 14,643 shares of common stock, (ii) shared voting power over 2,626 shares of common stock, (iii) sole dispositive power over 1,826,908 shares of common stock and (iv) shared dispositive power over 16,064 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: 6,678 shares for Mr. Silber; 3,303 shares for Mr. Cunningham; and 3,838 shares for Mr. Dressel.

(5)	Directors may elect to defer their compensation into phantom stock units that vest after the director leaves the Board. Because of the vesting term, the shares that those directors will receive upon vesting are not considered to be beneficially owned. Directors hold the following phantom stock units: 2,260 units for Mr. Browning, 8,943 units for Mr. Henkel, 711 units for Mr. Mather, and 2,260 units for Ms. Salomone.

(6)	Of the shares indicated, 66 shares are held indirectly by a trust established for Ms. Salomone’s estate planning purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed since the Spin-Off by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding common stock, and upon representations from certain of those persons, all reports required to be filed by the Company’s reporting persons during 2016 were filed on time.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Our Board has adopted a written policy requiring the Nominating and Governance Committee to review certain transactions involving the Company in which any director, director nominee, executive officer, beneficial owner of greater than 5% of our common stock or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Nominating and Governance Committee. This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment (with certain exceptions) and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person. The policy requires directors, director nominees and executive officers to promptly notify the Chief Legal Officer, the Chief Compliance Officer or the Chief Financial Officer in writing of any transaction involving the Company and a related person so that it can be reviewed by the Nominating and Governance Committee to determine whether the related person has a direct or indirect material interest in the transaction. If the Nominating and Governance Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Prior to any renewal of a previously approved related person transaction, the Nominating and Governance Committee will again review the transaction to determine whether it should be renewed.

The Board has also adopted the written Directors’ Code of Business Conduct and Ethics (the “Directors’ Code”) applicable to the Board and the Company has adopted the written Code of Ethics, which require all employees, officers and directors to avoid conflicts of interests.

The Directors’ Code is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Directors’ Code, a conflict of interest may arise when a Board member’s private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. The Directors’ Code specifies that a conflict of interest may include, among other things, the following:

•	when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Company objectively and effectively;

•	where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser or distributor of the Company’s products or services, or is a competitor; and

•	where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Company or is a competitor.

Pursuant to the Directors’ Code, any member of our Board who believes he or she has an actual or potential conflict of interest with the Company should notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Nominating and Governance Committee or the Board.

The Code of Ethics is applicable to all employees and officers of the Company and its subsidiaries. The Code of Ethics generally prohibits employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Company.

The following is a description of certain relationships and transactions that existed or that the Company has engaged in with directors, executive officers, major stockholders and certain other related persons, in each case since June 30, 2016.

Agreements with Carl C. Icahn

The Company is subject to the Nomination and Standstill Agreement, dated September 30, 2014 (the “Nomination and Standstill Agreement”), with Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Vincent J. Intrieri, Samuel Merksamer and Daniel A. Ninivaggi (collectively, the “Original Icahn Group”). In connection with their appointments to the Board, each of Courtney Mather, Louis J. Pastor and Stephen A. Mongillo (collectively, the “Icahn Designees,” and, together with the Original Icahn Group, the “Icahn Group”) executed a Joinder Agreement agreeing to become bound as a party to the terms and conditions of the Nomination and Standstill Agreement (such Joinder Agreements are referred to herein collectively as the “Joinder Agreements,” and, together with the Nomination and Standstill Agreement, the “Icahn Agreements”).

Pursuant to the Icahn Agreements, the Icahn Designees were appointed to our Board effective June 30, 2016. Pursuant to the Icahn Agreements, so long as an Icahn Designee is a member of our Board, the Board will not be expanded to greater than ten directors without approval from the Icahn Designees then on the Board. In addition, pursuant to the Icahn Agreements, subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights in the event an Icahn Designee resigns or is otherwise unable to serve as a director (other than as a result of not being nominated by the Company for an annual meeting).

In addition, until the date that no Icahn Designee is a member of the Board (or otherwise deemed to be on the Board pursuant to the terms of the Icahn Agreements) (the “Board Representation Period”), the Icahn Group agrees to vote all of its shares of the Company’s common stock in favor of the election of all of the Company’s director nominees at each annual or special meeting of the Company’s stockholders. Also pursuant to the Icahn Agreements, during the Board Representation Period, and subject to limited exceptions, the Icahn Group will adhere to certain standstill obligations, including the obligation to not solicit proxies or consents or influence others with respect to the same. The Icahn Group further agrees that during the Board Representation Period, subject to certain limited exceptions, the Icahn Group will not acquire or otherwise beneficially own more than 20% of the Company’s outstanding voting securities.

Pursuant to the Icahn Agreements, the Company will not create a separate executive committee of the Board so long as an Icahn Designee is a member of the Board.

If at any time the Icahn Group ceases to hold a “net long position,” as defined in the Nomination and Standstill Agreement, in at least (A) 1,900,000 shares of our common stock, the Icahn Group will cause one Icahn Designee to promptly resign from the Board; (B) 1,520,000 shares of our common stock, the Icahn Group will cause two Icahn Designees to promptly resign from the Board; and (C) 1,266,667 shares of our common stock, the Icahn Group will cause all of the Icahn Designees to promptly resign from the Board and the Company’s obligations under the Icahn Agreements will terminate. The foregoing share amounts are adjusted for the reverse stock split that was effective June 30, 2016.

In addition, pursuant to the Icahn Agreements, the Company entered into a registration rights agreement, effective June 30, 2016 (the “Registration Rights Agreement”), with High River Limited Partnership, Icahn Partners LP and Icahn Partners Master Fund LP, on behalf of any person who is a member of the “Icahn group” (as such term is defined therein) who owns applicable securities at the relevant time and is or has become a party to the Registration Rights Agreement. The Registration Rights Agreement provides for customary demand and piggyback registration rights and obligations.

Indemnification Agreements

The Company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Company’s by-laws, as well as contractual rights to additional indemnification regarding expenses as provided in the indemnification agreements.

Other Relationships

In connection with our equipment rental businesses, we enter into millions of rental transactions every year involving hundreds of thousands of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of our Board or management team. We believe that all such rental and procurement transactions have been conducted on an arms length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation.

OTHER BUSINESS

Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2016 will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

The Company will review for inclusion in next year’s proxy statement stockholder proposals received by December 4, 2017. Proposals should be sent, along with proof of ownership of our common stock in accordance with Exchange Act Rule 14a-8(b)(2), to the Senior Vice President, Chief Legal Officer and Secretary of the Company at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. We strongly encourage any stockholder interested in submitting a proposal to contact our Chief Legal Officer in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2018 annual meeting of stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, Chief Legal Officer and Secretary of the Company containing certain information specified in our by-laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 18, 2018 and no later than February 17, 2018, except that if the 2018 annual meeting of stockholders is held before April 18, 2018 or after July 27, 2018, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our by-laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board, if elected.

ANNUAL REPORT FOR 2016

The Company’s annual report to stockholders for the year 2016 is being made available on or about April 3, 2017 to persons who were stockholders of record as of March 20, 2017, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

HERC HOLDINGS INC.
27500 RIVERVIEW CENTER BLVD.
BONITA SPRINGS, FLORIDA 34134

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E20516-P89296 KEEP THIS PORTION FOR YOUR RECORDS

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HERC HOLDINGS INC.

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and 1 YEAR on Proposal 3.

1.	Election of the nine nominees identified in the Company’s proxy statement to serve as directors until the next annual meeting of stockholders and until their successors are elected and qualify.

	Nominees:	For	Against	Abstain

	1a. Herbert L. Henkel	☐	☐	☐

	1b. Lawrence H. Silber	☐	☐	☐

	1c. James H. Browning	☐	☐	☐

	1d. Patrick D. Campbell	☐	☐	☐

	1e. Michael A. Kelly	☐	☐	☐

	1f. Courtney Mather	☐	☐	☐

	1g. Stephen A. Mongillo	☐	☐	☐

	1h. Louis J. Pastor	☐	☐	☐

	1i. Mary Pat Salomone	☐	☐	☐

		For	Against	Abstain

2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

3.	Approval, by a non-binding advisory vote, of the frequency of holding a non-binding advisory vote on the named executive officers’ compensation. ☐	☐	☐	☐

		For	Against	Abstain

4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

2017 Annual Meeting Admission Ticket

Herc Holdings Inc.’s 2017 Annual Meeting of Stockholders

Thursday, May 18, 2017, at 9:00 a.m. (local time)

Herc Holdings’ Headquarters

27500 Riverview Center Blvd.

Bonita Springs, Florida 34134

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

E20517-P89296

Proxy — Herc Holdings Inc.

2017 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2017 Annual Meeting of Stockholders

Herbert L. Henkel, Lawrence H. Silber and Maryann A. Waryjas, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2017 Annual Meeting of Stockholders of Herc Holdings Inc. to be held on May 18, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth on the reverse side. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Herbert L. Henkel, Lawrence H. Silber, James H. Browning, Patrick D. Campbell, Michael A. Kelly, Courtney Mather, Stephen A. Mongillo, Louis J. Pastor and Mary Pat Salomone; FOR Proposal 2, approval, by a non-binding advisory vote, of the named executive officers’ compensation; FOR 1 YEAR on Proposal 3, approval, by a non-binding advisory vote, of the frequency of holding a non-binding advisory vote on the named executive officers’ compensation; and FOR Proposal 4, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2017.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Items to be voted appear on reverse side.)